Exhibit 10.1

INFORMATION IN THE MARKED SECTIONS OF THIS MASTER LICENSE AGREEMENT HAS BEEN OMITTED BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM IF PUBLICLY FILED.

MASTER LICENSE AGREEMENT

between

University of Maryland, Baltimore

and

Aikido Pharma Inc.

OTT Docket No.:
MF-2019-124 MF-2020-041

CONFIDENTIAL

Master License Agreement

Schedules

A	PATENT RIGHTS

B	COMMERCIALIZATION PLAN

C	DILIGENCE MILESTONES

D	MILESTONE PAYMENTS

E	PAYMENT INFORMATION

F	CONTACT INFORMATION FOR PAYMENTS AND REPORTING

Exhibits

1	SPONSORED RESEARCH AGREEMENT

CONFIDENTIAL

Master License Agreement

This Master License Agreement (“Agreement”) is effective as of the date of the last signature on the signature page (“Effective Date”) and is made by and between the University of Maryland, Baltimore (“University”), a public university that is part of the University System of Maryland (which is a public corporation and an instrumentality of the State of Maryland), and Aikido Pharma Inc., a Delaware corporation (“Company”) (collectively referred to as the “Parties”).

Article 1. BACKGROUND

1.1 Valuable inventions collectively known as “Broad Spectrum Antiviral Compounds Which Target the SKI Complex” (the “Inventions”), have been made by Matthew Frieman, Alexander MacKerell, and Stuart Watson 1 (“University Inventors”).

1.2 Under the IP Policies (as defined below): (a) University owns the Inventions; and (b) University is the record owner of the Inventions, which has been confirmed by the execution of assignments to University from the University Inventors. University is responsible for administration and marketing of the Inventions.

1.3 As a public research and education institution, University is interested in licensing the Invention to Company to benefit the public by the development and marketing of new and useful products and methods. Company desires to license the Invention on the terms and conditions set forth in this Agreement. University and Company have entered into this Agreement of their own free will. The terms of this Agreement were agreed upon in an arm’s length transaction.

1.4 Simultaneously with the execution of this Agreement, the Parties have entered into a Sponsored Research Agreement (“SRA”), attached hereto as Exhibit 1.

Article 2. DEFINITIONS

In this Agreement, the following terms have the meanings set forth in this Article.

2.1 “Bankruptcy”: As defined in Section 10.2.4.

2.2 “Business Day”: A day other than a Saturday, Sunday, federal holiday, holiday observed by University, or any day on which the University campus is closed.

2.3 “Change of Control”: Any one of the following: (a) a sale, lease, transfer, or other disposition of all or substantially all of the assets or business of the Company; (b) a merger, consolidation, reorganization, recapitalization, share exchange, business combination, or similar form of transaction in which the equity holders of the Company immediately prior to such transaction cease to own collectively fifty percent (50%) or more of the equity securities of the successor entity of the Company; or (c) the acquisition of fifty percent (50%) or more of the equity securities of the Company by a person or group of persons acting in concert, in each case, whether through a single transaction or a series of related transactions.

1 Stuart Watson was an inventor on MF-2020-041 only.

CONFIDENTIAL

2.4 “Clinical Trial”: A human clinical trial of a Licensed Product that satisfies the requirements of 21 C.F.R. §312.21, or its foreign equivalent.

2.5 “Commercialization Plan”: As defined in Section 4.1.

2.6 “Commercially Reasonable Efforts”: With respect to the development or commercialization of a Licensed Product, efforts that are consistent with those utilized by companies of similar size as Company with reference to products with similar commercial potential at a similar stage, taking into consideration their safety and efficacy, their cost to develop, the competitiveness of alternative products, the intellectual property landscape, the nature and extent of their market exclusivity, the likelihood of regulatory approval, their profitability, and all other relevant factors.

2.7 “Company Affiliate”: Any Person which controls, is controlled by, or is under common control with Company. For purposes of this definition only, “control” means (a) to possess, directly or indirectly (through one or more intermediaries), the power to direct the management or policies of a Person, whether through ownership of voting securities or by contract relating to voting rights or corporate governance, or (b) to own, directly or indirectly, more than fifty percent (50%) of the outstanding voting securities or other ownership interest of a Person.

2.8 “Company Improvement”: (a) An Improvement that is invented solely by one or more Company Personnel, or on behalf of Company, without using University resources (other than routine and minimal office use of email or telephones); or (b) an Improvement in which Company otherwise has an ownership interest, and University has no ownership interest.

2.9 “Company Personnel”: Officers, directors, employees of Company and/or any Company Affiliate. Company Personnel shall also include independent contractors, agents, and representatives of Company and/or any Company Affiliate, when those individuals are acting in such capacity.”

2.10 “Confidential Information”: Information (including without limitation documents, notes, drawings, models, designs, data, results, memoranda, tapes, records, hardware, software, formulae, algorithms, biological materials (including without limitation organisms, cells, viruses, cell products, DNA, cDNA, and RNA sequences), other materials of any kind, standard operating procedures (“SOPs”), strategic business plans, product forecasts, communications with government entities, marketing data, business planning or financial information, pricing information, personnel information, and other commercially sensitive or proprietary information or materials, in hard copy form or in electronic form) which is disclosed by a party to the other party in connection with this Agreement, including without limitation information that: (a) is related to, results from, or arises out of use of the Inventions, the Improvements, or practice of the Patent Rights, or (b) is reasonably necessary for the use of the Inventions, the Improvements, or practice of the Patent Rights, or for the development or commercialization of Licensed Products.

2.11 “Discloser”: As defined in Section 7.1.1

2.12 “Dollar” means a U.S. dollar, and “$” shall be interpreted accordingly.

2.13 “Effective Date”: As defined above.

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2.14 “Export Control Laws”: The Arms Export Control Act; the Export Administration Act of 1979; the International Traffic in Arms Regulations; the Export Administration Regulations; or any other rules or regulations pertaining to restrictions on use or disclosure of goods, information, or technology, of any applicable governmental agency.

2.15 “FDA”: The U.S. Food and Drug Administration, or any successor agency thereto.

2.16 “First Commercial Sale”: The initial sale of a Licensed Product to a third party end user.

2.17 “HIPAA”: The Health Insurance Portability and Accountability Act of 1996, as amended, and all rules and regulations promulgated in connection therewith, including without limitation the Privacy, Security, Breach Notification, and Enforcement Rules at 45 CFR Part 160 and Part 164.

2.18 “Improvement”: An invention which: (a) is made after the Effective Date; (b) is directly related to the Patent Rights, but is not included within the definition of Patent Rights; (c) is or may be patentable or otherwise protected or protectable under law as intellectual property; and (d) either cannot be practiced without infringing one or more claims of the Patent Rights, or would itself be infringed by the practicing of the Patent Rights.

2.19 “IND”: An Investigational New Drug Application submitted to FDA under §505 of the Food, Drug, and Cosmetic Act, which satisfies the requirements of 21 C.F.R. §312; or a similar application to FDA’s foreign equivalents.

2.20 “Infringe,” “infringe,” “infringement,” or any correlative term: Any infringement (whether direct, indirect, contributory or otherwise) of the intellectual property rights of University (including without limitation under the doctrines of claim construction or differentiation, literal overlap or equivalents); or any misuse, misappropriation, theft, or breach of confidence related to the Inventions, Licensed Products, Improvement, and/or the Patent Rights.

2.21 “Inventions”: As defined in Section 1.1.

2.22  “IP Policies”: Collectively: (a) The University System of Maryland Policy on Intellectual Property, effective July 1, 2002, as amended, and any predecessor or successor policy adopted by USM regarding intellectual property and applicable to the Inventions and Patent Rights; and (b) the UMB Policy on Intellectual Property, and any successor policy adopted by University regarding intellectual property and applicable to the Inventions and Patent Rights.

2.23 “Joint Improvement”: Any Improvement that is invented: (a) by one or more Company Personnel or on behalf of Company, and by one or more University Personnel or on behalf of University; or (b) by one or more Company Personnel who used University’s resources in making the Improvement.

2.24 “Licensed Field”: The use of the Inventions and Patent Rights in the field of therapeutic antiviral drugs.

2.25 “Licensed Improvement”: As defined in Section 3.6.5.

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2.26 “Licensed Product”: Any product, service, or process, the development, making, use, offer for sale, sale, importation, or providing of which: (a) is covered by one or more claims of the Patent Rights; or (b) contains, comprises, utilizes, incorporates, or is derived from the Invention, any technology disclosed in the Patent Rights, University’s Confidential Information, or any information provided to Company by University Personnel (including without limitation under a consulting agreement). For avoidance of doubt, “Licensed Products” include the UMB18 and two additional scaffolds targeting the SKI complex for antiviral activity against influenza and coronaviruses which are the focus of the work set forth in the SRA (see Task 1.A. of Exhibit A thereof).

2.27 “Licensed Territory”: Worldwide.

2.28 “NDA”: A New Drug Application submitted to the FDA to market a new drug under §505 of the Food, Drug, and Cosmetic Act, which satisfies the requirements of 21 C.F.R. §313; or a similar application to FDA’s foreign equivalents.

2.29  “Net Revenues”: The gross revenues received from sales of Licensed Products, less the following: (a) sales or use taxes, value added taxes, excise taxes, customs duties, or other governmental charges; (b) amounts invoiced to the customer for outbound transportation, shipping, handling, and insurance; and (c) amounts actually allowed or credited on returns or rejections or billing errors. “Net Revenues” shall not include any consideration designated specifically and solely for research and development of a Licensed Product.

2.30 “Non-Commercial Organization”: As defined in Section 3.1.2.

2.31 “Non-Commercial Uses”: As defined in Section 3.2.1.

2.32  “Option”: As defined in Section 3.6.4.

2.33 “Option Term”: As defined in Section 3.6.5.

2.34 “OTT”: The Office of Technology Transfer in University’s Office of Research and Development, and any successor to its responsibilities.

2.35 “Patent Challenge”: Any action before a court or governmental authority which disputes the validity or enforceability of, or otherwise opposes or interferes adversely with the prosecution of, any of the claims of the Patent Rights (including without limitation filing an action under the Declaratory Judgment Act, 28 U.S.C. §2201(a)).

2.36 “Patent Expenses”: All fees, charges, expenses, and costs incurred before and after the Effective Date in connection with the preparation, filing, prosecution (including without limitation any issuance, reissuance, reexamination, interference, or opposition), and/or maintenance of patents or patent applications relating to the Patent Rights, including without limitation all fees and charges of outside patent counsel. Patent Expenses shall be considered to be incurred when the fee, charge, expense, or cost is actually incurred (rather than when it is invoiced). For example, charges of outside patent counsel are considered to be incurred as of the date on which the professional services are rendered.

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2.37 “Patent Rights”: (a) U.S. and foreign patents and patent applications listed in Schedule A, as it may be amended from time to time by mutual agreement of the parties or to add Licensed Improvements pursuant to Section 3.6.5; (b) all patents and patent applications, whether filed before or after the Effective Date, which claim priority under 35 U.S.C. §119 or the benefit of the filing date under 35 U.S.C. §120 or §371 of any of the patents and applications listed in Schedule A (but only to the extent of subject matter in a patent or patent application for which priority or benefit is claimed in a patent or patent application described in clause (a)); (c) any divisional, continuation, and continuation-in-part of any of the patents and applications listed in Schedule A (but only to the extent a claim in a patent or patent application described in clause (a) or (b) covers subject matter disclosed in the continuation-in-part or a claim in the continuation-in-part is directed to subject matter contained in a patent or patent application described in clause (a) or (b)); (d) any patent issuing from any patent or patent application described in clause (a), (b), or (c); (e) any reissue, renewal, reexamination, supplementary protection certificate, or extension of any patent or patent application described in clause (a), (b), (c), or (d); and (f) any foreign counterpart or equivalent of any patent or patent application described in clause (a), (b), (c), (d), or (e).

2.38 “Person”: An individual, sole proprietorship, partnership, limited partnership, limited liability partnership, corporation, limited liability company, business trust, joint stock company, trust, estate, incorporated association, joint venture or similar entity or organization, including a government or political subdivision, department, agency, or unit of a government.

2.39 “Phase 1 Clinical Trial”: A Clinical Trial that is intended to initially evaluate the safety and/or pharmacological effect in subjects, or that would otherwise satisfy the requirements of 21 C.F.R. §312.21(a), or its foreign equivalent.

2.40 “Phase 2 Clinical Trial”: A Clinical Trial for which a primary endpoint is a preliminary determination of efficacy for a particular indication in patients with the disease and to determine the common short-term side effects and risks associated with the drug, or that would otherwise satisfy the requirements of 21 C.F.R. §312.21(b), or its foreign equivalent.

2.41 “Phase 3 Clinical Trial”: A Clinical Trial that is performed after preliminary evidence suggesting effectiveness of the drug has been obtained and that is intended to gather confirmatory data supporting effectiveness and safety needed to evaluate the overall benefit-risk relationship of the drug, to provide an adequate basis for physician labeling, or that would otherwise satisfy the requirements of 21 C.F.R. §312.21(c), or its foreign equivalent.

2.42 “Recipient”: As defined in Section 7.1.1.

2.43 “Sale,” “sale,” “sell,” or any correlative term: The sale, lease, license, transfer, or other disposition of a Licensed Product in return for any type of consideration. Licensed Products shall be considered sold when shipped or invoiced, whichever is first.

2.44 “Sublicense”: A license, grant of rights to, or other similar permission to use all or some of the Patent Rights.

2.45 “Sublicense Income”: Consideration in any form received from a Sublicensee for use of the Inventions and Patent Rights or otherwise in consideration of its rights as a Sublicensee, including without limitation option fees, up-front fees, license signing fees, license maintenance fees, milestone payments, success fees, and any other consideration paid by or on behalf of the Sublicensee. “Sublicense Income” shall not include any royalties based on sales of Licensed Products by any Sublicensee. “Sublicense Income” shall also not include any payment or consideration received from a Sublicensee in consideration for anything other than a Sublicense, including without limitation: amounts paid for equity of Company by a Sublicensee (up to fair market value); loans or extensions of credit by a Sublicensee to Company; consideration for a license granted under technology other than the Inventions and Patent Rights; or consideration designated specifically and solely for research and development by Company of a Licensed Product.

CONFIDENTIAL

2.46 “Sublicensee”: A Person (other than a Company Affiliate) which receives a Sublicense.

2.47 “Term”: The period commencing as of the Effective Date, and ending upon the expiration or termination of this Agreement.

2.48 “University Improvement”: (a) An Improvement which was invented solely by one or more University Personnel or on behalf of University; or (b) an Improvement in which University otherwise has an ownership interest, and Company has no ownership interest.

2.49 “University Inventors”: As defined in Section 1.1.

2.50 “University Personnel”: University Inventors; and University faculty members, employees (including without limitation post-doctoral fellows), and students.

2.51 “University Related Organizations”: USM; any constituent institution, center, or institute that is part of USM; University of Maryland Medical System Corporation (and its subsidiaries and affiliates); faculty practice organizations of University; and the Baltimore Veterans Administration Medical Center.

2.52 “USM”: The University System of Maryland, a public corporation and an instrumentality of the State of Maryland.

2.53 “USPTO”: The U.S. Patent and Trademark Office.

Article 3. GRANT OF LICENSE

3.1 License.

3.1.1 University hereby grants to Company, and Company hereby accepts, an exclusive license, but only during the Term, within the Licensed Field, and in the Licensed Territory: (a) to make, have made, use, sell, offer to sell, and import the Licensed Products; (b) in connection therewith, to use the Inventions and University’s Confidential Information; and (c) to practice the Patent Rights.

3.1.2 However, the license is subject to the terms and conditions of this Agreement, including without limitation Section 3.2.

3.1.3 All fields of use which are not specifically included in the definition of the “Licensed Field” are excluded, and University grants no license or other right with respect to those excluded fields of use.

3.2 University’s Reservation of Rights. Notwithstanding anything contained in this Agreement to the contrary, University specifically reserves for itself and University Related Organizations the following rights:

3.2.1 To use the Inventions, to practice under the Patent Rights, and to make and use Licensed Products on a royalty-free basis for research, scholarly use, teaching, education, patient care incidental to the foregoing, and other similar uses (“Non-Commercial Uses”);

CONFIDENTIAL

3.2.2 To license government agencies, universities or other educational institutions, organizations of the type described in §501(c)(3) of the Internal Revenue Code, scientific or educational organizations qualified under a state nonprofit organization statute (or foreign equivalents of the foregoing) (“Non-Commercial Organizations”) to use the Inventions, and to practice under the Patent Rights, on a royalty-free basis solely for Non-Commercial Uses; and to provide material and information (excluding Confidential Information of Company and Company Affiliates) to Non-Commercial Organizations solely for Non-Commercial Uses;

3.2.3 Subject to Article 7 (Confidentiality), to disseminate and publish scientific findings from research related to the Inventions, the Patent Rights, and/or Licensed Products, and to permit University Personnel to do the same; and

3.2.4 To license the Patent Rights, and to provide material and information (excluding Confidential Information of Company and of Company Affiliates), to third parties for uses outside the Licensed Field.

3.3 Company Affiliates.

3.3.1 Company may not assign, sublicense, grant, or otherwise convey any rights or obligations under this Agreement to a Company Affiliate, without obtaining University’s prior written consent. Such consent shall not be unreasonably withheld, conditioned, or delayed. No license is conveyed under this Agreement to any Company Affiliate, except pursuant to this Section 3.3.

3.3.2 In the event of a permitted assignment, sublicense, grant, or other conveyance to a Company Affiliate:

(a) The terms and conditions of the assignment, sublicense, grant, or other conveyance must be consistent with this Agreement;

(b) Company shall identify to University the name and address of any such Company Affiliate, and shall promptly provide to University a true and complete copy of each relevant agreement or document and any amendments;

(c) The Company Affiliate shall be bound by all of Company’s duties, obligations, and responsibilities under this Agreement;

(d) Company and that Company Affiliate shall be jointly and severally liable for all of their respective duties, obligations, and responsibilities under this Agreement, including without limitation the payment of royalties and Sublicense Income, whether or not paid to Company by Company Affiliate; and

(e) Unless the context specifically indicates otherwise, the definition of “Company” as used in this Agreement shall be construed to mean “Aikido Pharma Inc. and those Company Affiliates which have received an assignment, sublicense, grant, or other conveyance pursuant to Section 3.3, as the case may be.”

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3.4 Sublicenses.

3.4.1 Generally.

(a) Company may grant Sublicenses of some or all of the rights granted by this Agreement, provided that there is no uncured default or breach of any material term or condition of this Agreement by Company at the time of the grant, and that the grant complies with the terms and conditions of this Section 3.4. Company shall be and remain responsible for the performance by each Sublicensee of the Company’s obligations under this Agreement.

(b) Prior to entering into any Sublicense, Company shall provide University a draft of the proposed sublicense in substantially final form. University shall have fifteen (15) Business Days after receipt of the draft agreement to provide Company with comments. If University does not provide comments within such period, Company may proceed to execute the proposed sublicense substantially in the form submitted to University. University’s comments shall be limited to ensuring that the Sublicense satisfies the requirements of Section 3.4.2. Company shall make reasonable revisions to accommodate any such University comments. If Company disputes any University comment, it shall advise University prior to finalizing the Sublicense, and the parties shall promptly negotiate in good faith to resolve any disagreement. Company shall promptly provide to University a true and complete copy of each executed Sublicense and any amendments. Any documents provided under this Section shall be subject to Article 7 (Confidentiality).

(c) Any purported Sublicense entered into by Company in violation of the requirements of this Section 3.4 or over University’s objection that it is inconsistent with this Agreement shall be voidable in whole or in part by University in its sole discretion.

(d) Company shall be responsible to ascertain, compute, audit, and collect all consideration that is payable by the Sublicensee, and to enforce the performance by the Sublicensee of its obligations under the Sublicense.

(e) To the extent required by this Agreement, Company shall establish standards regarding the quality of Licensed Products made or sold by the Sublicensee, and shall monitor and enforce those standards.

(f) Company shall be required to pay Sublicense Income, pursuant to Section 5.6.

3.4.2 Required Terms of Sublicenses. Any Sublicense shall be consistent with and subject to the terms and conditions of this Agreement, and shall incorporate terms and conditions sufficient to enable Company to comply with this Agreement. In addition, any Sublicense shall:

(a) Expressly include provisions for the benefit of University substantially similar to and at least as restrictive as this Section 3.4 (Sublicenses), Section 3.7 (Patent Challenges), Section 5.7 (Royalty Stacking), Article 7 (Confidentiality), Article 8 (Reports, Payments, and Accounting), Article 11 (Other Agreements), and Section 12.2 (Disclaimer of Warranties);

(b) Require the Sublicensee to maintain insurance consistent with the requirements of Section 13.1, and to defend, indemnify, and hold harmless consistent with Section 13.2;

(c) Prohibit further sublicensing by Sublicensee without the prior written consent of University (which consent shall not be unreasonably withheld), and

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(d) Require that any permitted Sublicense from a Sublicensee to a downstream Sublicensee satisfy the requirements of this Section (and Company shall notify University of the identity of any such further Sublicensees);

(e) Require that any dispute between Sublicensee and University shall be subject to dispute resolution on the terms and conditions set forth in Article 14 (Dispute Resolution) of this Agreement; and

(f) Provide that if this Agreement terminates or expires: (1) if requested by University, all of Sublicensee’s duties and obligations under the Sublicense shall be transferred from Company to University or its designee; and (2) any Sublicensee not in default may request a license from University to the rights sublicensed to the Sublicensee under the Sublicense (it being understood that otherwise no rights shall become directly licensed from University to any Sublicensee).

3.4.3 Limitations. Notwithstanding anything contained in this Agreement to the contrary, University shall not be bound by any of the following with respect to a Sublicense: (1) duties or obligations of the Company to Sublicensee which cannot be assumed or performed by University because they are inconsistent with the laws of the State of Maryland or written USM or University policy then in effect; (2) duties or obligations of the Company that exceed the obligations of University as licensor in this Agreement; and/or (3) duties or obligations of the Company contained in any Sublicense that are not contained in this Agreement, or which extend beyond the Term.

3.5 No Implied Rights. This Agreement confers no license or rights by implication, estoppel, or otherwise in any intellectual property, except as explicitly set forth in this Agreement. Any rights not expressly granted to Company under this Agreement are expressly reserved by University.

3.6 Improvements.

3.6.1 Ownership of Improvements; License to Company Improvements.

(a) University Improvements shall be solely owned by University.

(b)  Joint Improvements shall be owned jointly by Company and University.

(c) Company Improvements shall be solely owned by Company. Notwithstanding the foregoing, but still subject to Article 7 (Confidentiality), Company grants to University, and University hereby accepts, a non-exclusive, non-transferable, irrevocable, and royalty-free license to practice Company Improvements consistent with the reservation of rights set forth in Sections 3.2.1 and 3.2.3.

3.6.2 Disclosure.

(a) University Personnel (including without limitation University Inventors) are required to promptly disclose to OTT any University Improvement or Joint Improvement made during the Term. University shall report promptly to Company in writing each University Improvement and/or Joint Improvement made during the Term by University Personnel which is disclosed to OTT; provided, however, that University’s duty to disclose shall be subject to any confidentiality obligations imposed by a third party which (after the Effective Date) collaborates on or sponsors the research at University as a result of which the Improvement was made.

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(b) Company shall report promptly to University in writing each Company Improvement and/or Joint Improvement made by Company during the Term.

(c) These reports shall be subject to Article 7 (Confidentiality), and shall be in sufficient detail to determine inventorship and an appropriate intellectual property protection strategy, if any.

3.6.3 Company and University shall discuss whether a patent application or applications pertaining to each University Improvement and/or Joint Improvement should be filed. If Company notifies University in writing that patent application(s) should be filed with respect to any University Improvement and/or Joint Improvement, then University shall be responsible for preparing and filing those patent applications in accordance with Sections 6.1 and 6.2, and Company shall be responsible for Patent Expenses incurred for those filings in accordance with Section 3.6.7. If Company notifies University in writing that it is not interested in having patent application(s) filed with respect to a particular University Improvement and/or Joint Improvement, or if Company fails to notify University of its interest within sixty (60) days from the date on which the Improvement was disclosed by University to Company, Company shall have no further right to University’s rights to that University Improvement and/or Joint Improvement. In all events, Company shall reasonably cooperate with University’s filing of patent application(s).

3.6.4 Subject to rights of a third party which (after the Effective Date) collaborates on or sponsors the research at University which results in the University Improvement and/or Joint Improvement, University hereby grants to Company an exclusive option to obtain an exclusive license to any University Improvement and University’s rights in any Joint Improvement (the “Option”) during the Option Term (as defined below), provided that: (a) this Agreement is in full force and effect at the time of exercise of the Option; (b) there are no uncured material defaults or breaches by Company of this Agreement or any other agreement between Company and University at the time of exercise of the Option; (c) Company timely exercises the Option in accordance with Section 3.6.5; and (d) Company pays Patent Expenses in accordance with Section 3.6.7.

3.6.5 Exercise; Terms of Licensed Improvement.

(a) Company may exercise the Option by giving written notice to University within sixty (60) days after Company receives written notice from University under Section 3.6.2 concerning the particular University Improvement and/or Joint Improvement (the “Option Term”). Promptly following University’s receipt of that notice, the parties shall negotiate in good faith for a period of ninety (90) days or such longer period agreed by the parties (the “Negotiation Period”) an amendment to this Agreement adding that Improvement to the Patent Rights set forth on Schedule A.

(b) If and after an amendment is executed by the parties, but only in that event, the licensed University Improvement and/or Joint Improvement (the “Licensed Improvement”) shall be deemed to constitute part of the Patent Rights and the Invention for all purposes hereunder.

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(c)  The amendment shall contain the terms and conditions of the license (including without limitation royalties and other payments, milestones, etc.). Any license of a Licensed Improvement shall be consistent with and subject to the terms and conditions of this Agreement; provided, however, additional or modified milestone payments may be required to correspond to new diligence milestones with respect to the Licensed Improvement. However, if (1) USM bond counsel advises that U.S. tax law relating to tax-exempt bond issues which financed the construction or renovation of University resources used for research related to the Licensed Improvement (including without limitation Internal Revenue Procedure 2007-47) would be applicable to the terms of the license of the Licensed Improvement, and (2) University or USM reasonably determines that the royalty rate set forth in this Agreement as applied to the Licensed Improvement would not satisfy the requirements of that tax law, then the parties shall negotiate in good faith to set a commercially reasonable royalty rate that does satisfy those requirements. If the parties are unable to agree upon a royalty rate for the Licensed Improvement during the Negotiation Period, the determination of a royalty rate shall be submitted to the dispute resolution process set forth in Article 14.

3.6.6 If the Negotiation Period ends and the parties have not executed an amendment with respect to a particular University Improvement or Joint Improvement, Company shall have no rights with respect to the University Improvement or the University’s interest in the Joint Improvement, and University may license all or a portion of the University Improvement or the University’s interest in the Joint Improvement to one or more third parties, and Company may license Company’s interest in the Joint Improvement to one or more third parties.

3.6.7 In consideration for the Option, Company shall be responsible for payment of all Patent Expenses with respect to Improvements reported by University under Section 3.6.2. Patent Expenses shall be due and payable within thirty (30) days of receipt by Company of a written invoice from University detailing such Patent Expenses.

(a) If Company fails to pay timely any invoice for the Patent Expenses, the Option with respect to the relevant University Improvement or Joint Improvement shall terminate and be of no further force or effect, effective as of the date of University’s written notice of termination.

(b) If (1) Company notifies University of its intent not to exercise the Option with respect to any particular University Improvement and/or Joint Improvement, (2) Company does not timely exercise the Option, or (3) the parties have not executed an amendment by the end of the Negotiation Period, then Company shall have no obligation to pay Patent Expenses related to the University Improvement and/or Joint Improvement which are incurred more than thirty (30) days after the relevant time; provided, however, Company shall reimburse University for any Patent Expenses that result from Company’s instructions to perform any such service(s). University shall use reasonable efforts to minimize the Patent Expenses incurred during the thirty (30) day period.

3.6.8 For purposes of this Agreement, inventorship or authorship of any Improvement or other invention shall be determined solely in accordance with U.S. intellectual property law, notwithstanding that the laws of other countries where patent, trademark, applications are filed may follow rules of inventorship or authorship that differ from U.S. intellectual property law. For purposes of this Agreement, an Improvement or other invention shall be deemed to be “made” when it is conceived.

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3.7 Patent Challenges.

3.7.1 Prior to taking or causing the taking of any Patent Challenge concerning the Patent Rights in any forum outside of the USPTO, Company agrees to first pursue an appropriate proceeding, filing, or other action in the USPTO in the form of an Inter Partes Review or Post Grant Review. Company agrees to await a final determination of any Inter Partes Review or Post Grant Review pursuant to this Section by the tribunal of last resort having jurisdiction prior to taking or causing the taking of the Patent Challenge in a forum outside of the USPTO. Company and University agree that this Section does not prohibit or limit Company’s ability to take or cause the taking of any Patent Challenge, but merely dictates the procedure for a Patent Challenge falling under the scope and kind that the USPTO is authorized to adjudicate.

3.7.2  If Company takes or causes the taking of any Patent Challenge (but excluding a request for Inter Partes Review or Post Grant Review under Section 3.7.1), University shall have the right: (a) to convert the exclusive license granted in this Agreement to a nonexclusive license (which shall be subject to all of the terms and conditions of the Agreement); and (b) to grant nonexclusive licenses to third parties.

3.7.3 If Company takes or causes the taking of any Patent Challenge, Company agrees to pay directly to University (and not into any escrow or other account) all royalties, milestone payments, Sublicense Income, and any other payment due under this Agreement during the period of challenge. If such a Patent Challenge is successful, Company shall have no right to recoup any amounts paid before or during the period of the Patent Challenge.

3.7.4 The provisions of this Section 3.7 shall apply in all events jointly and severally to Company and all Company Affiliates.

Article 4. DILIGENCE REQUIREMENTS

4.1 Commercialization Plan.

4.1.1 By [REDACTED], Company shall deliver to University a commercialization plan, in form and substance reasonably acceptable to University. A true and complete copy of the commercialization plan will be attached hereto as Schedule B (the “Commercialization Plan”). The Commercialization Plan sets forth the Company’s plan for research and development required in order to develop Licensed Product(s), and Company’s commercialization strategy regarding Licensed Product(s).

4.1.2 Company shall provide to University semi-annual written reports during the years 2021-2025, and annual written reports thereafter, on progress against the Commercialization Plan. The reports shall be due within thirty (30) days following the expiration of each reporting period. However, no progress reports under this Section shall be due after the First Commercial Sale, because the reporting requirements of Section 8.2 shall apply after that time. Any information or reports provided under this Section shall be treated as Company’s Confidential Information subject to Article 7 (Confidentiality).

4.1.3 Company shall promptly notify University of any substantial change in the Commercialization Plan if such change will materially alter or affect the timely achievement of any diligence milestone set forth on Schedule C. Any amendment of the Commercialization Plan that will materially alter or affect the timely achievement of any diligence milestone shall require the consent and approval of University, which shall not be unreasonably withheld.

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4.1.4 Provisions of this Agreement shall be amended by mutual agreement of the parties to the extent reasonably necessary to conform to any approved modifications of the Commercialization Plan, including without limitation the diligence milestones set forth on Schedule C and the milestone payments set forth on Schedule D. Those amendments shall be negotiated reasonably and in good faith by the parties.

4.2 Performance According to Plans. Company shall use Commercially Reasonable Efforts to timely perform in accordance with the Commercialization Plan, as it may be duly amended pursuant to Section 4.1.4.

4.3 Licensed Products to Market. Company shall use Commercially Reasonable Efforts to bring one or more Licensed Products to market as soon as practicable in accordance with the Commercialization Plan, as it may be duly amended pursuant to Section 4.1.4.

4.4 Milestones. Company shall timely achieve the diligence milestones set forth on Schedule C, as it may be duly amended pursuant to Section 4.1.4.

Article 5. CONSIDERATION

The parties acknowledge and agree that payment obligations set forth in this Article 5 were established for the convenience of the parties after due consideration was given to alternative payment structures. These payment obligations have been agreed by the parties to be the most appropriate and convenient means of valuing Company’s right to use the Inventions, practice the Patent Rights under this Agreement, and receive the benefit of University entering into this Agreement. In consideration of the license and rights granted under this Agreement:

5.1 License Fee. Within thirty (30) days after the Effective Date, Company shall pay to University a license fee of $[REDACTED]. The license fee is non-refundable, and is not creditable against any other fee, royalty, or payment.

5.2 License Maintenance Fee. Company shall pay to University an annual license maintenance fee of $[REDACTED], commencing on the [REDACTED] anniversary of the Effective Date (i.e. in [REDACTED]), and on or before each anniversary of the Effective Date thereafter. However, no annual license maintenance fees shall be due after the commencement of the obligation to pay royalties under Section 5.4. The annual license maintenance fees are non-refundable and are not creditable against any other fee, royalty, or payment.

5.3 Milestone Payments. Company shall pay to University the milestone payments set forth on Schedule D. The milestone payments are not creditable against any other fee, royalty, or payment.

5.4 Royalties.

5.4.1 Running Royalties. Company shall pay to University a royalty of on sales of Licensed Products by Company, Company Affiliates, and/or Sublicensees, at the following rates:

(a) Until Net Revenues from sales of Licensed Products exceed $[REDACTED] per year: [REDACTED] percent ([REDACTED]%); and

(b) After Net Revenues from sales of Licensed Products exceed $[REDACTED] per year: [REDACTED] percent ([REDACTED]%).

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5.5 Minimum Annual Royalties.

5.5.1 Commencing with the year in which the First Commercial Sale occurs, if the royalties payable under Section 5.4.1 for any calendar year do not reach the minimum amount of $[REDACTED] (which amount shall be increased by [REDACTED] percent ([REDACTED]%) in each subsequent calendar year), Company shall pay an additional amount with the payment due on the next January 31, so that the total amount paid for such year reaches the minimum amount; provided, however, that the minimum annual royalty payable under this Section shall not exceed $[REDACTED] per year.

5.5.2 With respect to the year in which the First Commercial Sale occurs, the Minimum Annual Royalty shall be adjusted pro rata by multiplying it by a fraction, the numerator of which is the number of days remaining in the calendar year following the First Commercial Sale, and the denominator of which is 365.

5.6 Sublicense Income.

5.6.1 Company shall pay to University [REDACTED] percent ([REDACTED]%) of all Sublicense Income received by Company or Company Affiliates.

5.6.2 Any cash payment due to University under this Section 5.6 shall be paid within thirty (30) days after the end of each calendar quarter during which Sublicense Income is received.

(a) University shall have the option, in its sole discretion, to have any non-cash Sublicense Income (including without limitation securities) either: (1) paid in kind by Company transferring and delivering to University the required percentage of Sublicense Income; or (2) paid by the Company in the cash equivalent of the fair market value of the Sublicense Income. If paid to University within thirty (30) days following Company’s receipt, the Sublicense Income shall be valued at the fair market value as of the date of payment to University.

(b) However, if Company cannot transfer and deliver the Sublicense Income within thirty (30) days of Company’s receipt without violating an applicable law, regulation, or other legal requirement, or the terms of any agreement or other arrangement with a third party (including the Sublicensee), then Company shall transfer and deliver the share of the Sublicense Income to University as soon as the transfer is permitted. Any dispute as to the proper valuation of the share of Sublicense Income shall be resolved pursuant to the dispute resolution procedures set forth in Article 14.

(c) As to any other form of Sublicense Income that cannot be valued as contemplated by this Section 5.6.2, the parties shall negotiate in good faith to arrive at a mutually agreeable solution under which University shall receive its required share.

5.7 Royalty Stacking.

5.7.1 This Section 5.7 shall apply with respect to the sales of Licensed Product(s), if the Company was legally required to obtain a license from a third party in order to avoid infringing such third party’s patent(s) in the sale of the Licensed Product(s) (a “Required Third Party License”).

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5.7.2 Company may deduct up to [REDACTED] percent ([REDACTED]%) of any royalties due under Required Third Party Licenses for sales of a Licensed Product from any royalties due to University under this Agreement; provided, however:

(a) The royalties due to University shall not be reduced by more than [REDACTED] percent ([REDACTED]%) of the royalties that would have been payable to University absent the effects of this Section 5.7;

(b) The royalties due to University shall not be reduced below the Minimum Annual Royalty due under Section 5.5; and

(c) Any such deduction shall only apply with respect to a Required Third Party License that contains similar royalty stacking provisions so that the royalty rates payable under this Agreement and such Required Third Party License are reduced on a similar or pro rata basis.

5.7.3 Company shall provide prompt written notice to University upon entering into any Required Third Party License. Such notice shall contain a calculation of the percentage by which royalties payable to University will be reduced as a result.

Article 6. PATENT PROSECUTION

6.1 Prosecution-General Provisions.

6.1.1 As of the Effective Date, University has filed the patent applications set forth on Schedule A.

6.1.2 University is responsible for preparing, filing, prosecuting (including without limitation defending the applications in an Inter Partes Review, interference proceeding, reexamination, post-grant administrative proceeding, or associated litigation), and maintaining the Patent Rights.

(a) University shall not seek to narrow substantially the scope of or irrevocably abandon a pending application or an issued patent without obtaining Company’s consent, which shall not be unreasonably withheld or delayed.

(b) University will use reasonable efforts to advance the prosecution of pending applications and avoid unreasonable delays in the prosecution of pending applications. University shall copy Company on material patent prosecution documents and give Company reasonable opportunities to advise University on such filing, prosecution and maintenance.

6.1.3 University is solely responsible for selection of patent counsel and for matters regarding the scope and content of U.S. and foreign patent applications and other filings.

6.1.4 University shall provide written notice to Company of any determination to cease prosecution or maintenance of any Patent Right within sufficient time for Company to undertake that prosecution or maintenance, and Company shall thereafter have the right, but not the obligation, at its sole expense, to prosecute or maintain the Patent Rights; provided, however, that the foregoing shall be subject to any obligation of University under the IP Policies to assign the Inventions to the University Inventors.

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6.1.5 Each party shall cooperate with the other party in connection with the prosecution, filing, and maintenance of any Patent Rights. Each party shall advise the other party reasonably promptly as to material developments with respect to the Patent Rights. Each party shall promptly provide the other party with copies of all communications relating to the Patent Rights within the Licensed Field received by it from the USPTO and any foreign patent office.

6.1.6 Neither party shall be liable for any loss, as a whole or in part, of a patent or patent term extension granted by the USPTO (or any foreign patent office) on a patent included in the Patent Rights, including without limitation if the loss results from acts or omissions of outside patent counsel retained by a party that are outside such party’s control.

6.1.7 At University’s option, and subject to Section 6.1.2, Company shall be responsible, at Company’s sole expense, for defense of any issued patent regarding the Patent Rights in an Inter Partes Review, interference proceeding, reexamination, post-grant administrative proceeding, or associated litigation.

6.2 Foreign Prosecution. With respect to any non-U.S. territory in which it proposes to file a patent application (other than the jurisdictions listed in Section 6.4.4), University shall notify Company ninety (90) days before the applicable national phase filing deadline. Company may elect, by written notice to University, whether or not to have University file a patent application in any such territory. If Company elects by written notice to have University file a patent application in a territory, then University shall file and prosecute an application in such territory; provided, however, that: (a) the written notice is received by University at least sixty (60) days before the applicable national phase filing deadline; (b) Company complies with Section 6.3.1; and (c) Company is not in default of any of its obligations under this Agreement as of the date written notice is received by University.

6.3 Patent Expenses.

6.3.1 Subject to Section 6.4, Company shall be solely responsible for all Patent Expenses incurred before the Effective Date and during the Term. Company shall pay each invoice for Patent Expenses in full to University within thirty (30) days after receipt. Such obligation shall survive any expiration or termination of this Agreement.

6.3.2 In addition to any other remedy provided in this Agreement (including without limitation under Section 10.2.1), Company’s failure to pay any invoice on time shall result in a loss of input into patenting decisions until the failure is cured, together with accrued interest and late fees, if any.

6.4 University’s Rights upon Non-Support by Company.

6.4.1 Upon at least ninety (90) days prior written notice to University, Company may elect to discontinue payment of Patent Expenses with respect to any or all countries.

6.4.2 If Company elects to discontinue payment of Patent Expenses, Company shall be responsible for reasonable Patent Expenses which are incurred during the ninety (90) day period following the effective date of the notice, provided that University shall use reasonable efforts to minimize the Patent Expenses incurred during that period.

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6.4.3 With respect to any countries as to which Company elects to discontinue payment of Patent Expenses, or any countries not specified by Company pursuant to Section 6.2: Company shall not have any right to give input into patenting strategy or decisions in those countries; and the definition of “Licensed Territory” shall be appropriately amended; and Company shall not have any Option rights with respect to Improvements in those countries. University shall have the right, at its option, to file, prosecute, or maintain any of those patents or patent applications, at its own expense. Company shall execute documents as University may reasonably request to confirm the termination of those rights.

6.4.4 Notwithstanding anything in this Agreement to the contrary, Company shall (unless consented to by University in writing) be required to pay Patent Expenses for at least one issued patent or pending patent application directed to Patent Rights (and shall not be entitled to discontinue such payments) in the United States, German, France, United Kingdom, Spain, and Italy.

Article 7. CONFIDENTIALITY

7.1 General Restrictions on Use and Disclosure.

7.1.1 A party (in its capacity as the “Discloser”) may disclose Confidential Information to the other party (the “Recipient”). For a period of five (5) years following its disclosure, Recipient shall hold the Confidential Information in confidence, and may disclose or use the Discloser’s Confidential Information only as permitted by this Agreement. Recipient shall not use the Confidential Information for any other purpose without the prior written consent of Discloser. Recipient shall notify Discloser immediately, and shall cooperate fully, at Discloser’s reasonable request, upon Recipient’s discovery of any loss or compromise of the Confidential Information.

7.1.2 Recipient may give access to or disclose the Discloser’s Confidential Information only to its Personnel who (a) have a need to know the Confidential Information for the purposes permitted by this Agreement, and (b) are required to comply with the obligations of confidentiality and restricted use contained within this Agreement.

7.1.3 The provisions of this Article 7, when applicable to Company, shall also be applicable in all events to all Company Affiliates. In the event of any disclosure of Confidential Information to a Company Affiliate, Company and any such Company Affiliate will be jointly and severally liable for all of Company’s and the Company Affiliate’s obligations with respect to this Agreement. Company shall promptly identify to University by name and address all Company Affiliates that have or previously had access to any of University’s Confidential Information.

7.2 Permitted Use and Disclosure.

7.2.1 The confidentiality obligations created by this Agreement shall not apply if and to the extent that: (a) the information is or becomes generally available to the public (other than through Recipient’s breach of this Agreement or any other agreement, violation of applicable law, or unauthorized act); (b) the information was already in the possession of Recipient at the time of the disclosure (other than pursuant to a confidential disclosure agreement or Recipient’s unauthorized act); (c) the information is or was developed by Recipient independent of and with no reliance upon Confidential Information of Discloser; (d) the information was disclosed to Recipient by a third party which did not acquire the information under an obligation of confidentiality to Discloser; (e) the disclosure or use is reasonably necessary to fulfill or comply with requirements of governmental authorities having jurisdiction, including without limitation the U.S. Securities and Exchange Commission, National Institutes of Health, FDA, and USPTO, and foreign equivalents of the foregoing; or (f) disclosure is required by applicable law.

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7.2.2 In the event of disclosure required by applicable law, Recipient shall (to the extent legally permissible) use reasonable efforts to give Discloser prior written notice of disclosure. Recipient, consistent with its counsel’s advice, shall take reasonable and lawful actions to obtain confidential treatment for the Confidential Information and to minimize the extent of the disclosure, or allow Discloser the opportunity to take those actions.

7.3 Markings and Legends. Discloser shall use reasonable efforts to mark all Confidential Information disclosed to Recipient as “Confidential.” If the Confidential Information is not in written or tangible form and marked “Confidential” when disclosed, Discloser shall use reasonable efforts to summarize the information in writing, mark the summary “Confidential,” and provide the summary to Recipient within thirty (30) days after disclosure of the Confidential Information to Recipient. Failure to meet the marking requirements shall not affect Recipient’s confidentiality obligations under this Agreement to the extent that: (a) Recipient has actual knowledge that the information is Confidential Information; (b) the information by its nature would reasonably be considered to be confidential; or (c) the information is disclosed or otherwise made available under circumstances that reasonably indicate that it is confidential or proprietary.

7.4 Confidentiality Practices. Recipient shall only be required to use reasonable efforts to protect the confidentiality of the Discloser’s Confidential Information in a manner consistent with the efforts used by Recipient to protect its own Confidential Information. Company acknowledges that University is an educational and research institution with practices for protection of confidential information which may differ from Company’s standards and practices.

7.5 Public Information Act. This Agreement and Confidential Information provided to University under this Agreement is a public record when in the possession of University, which may be subject to inspection pursuant to §4-101 et seq., General Provisions Article, Annotated Code of Maryland (the “Public Information Act”). Any Confidential Information which is a trade secret, confidential financial information, or confidential commercial information is exempt from disclosure under §4-335 of the Public Information Act.

7.6 Medical Information. Any Confidential Information that would identify human research subjects or patients shall be maintained confidentially in accordance with applicable law. Use of medical information in connection with this Agreement shall be subject to and conducted in accordance with HIPAA, and the Maryland Confidentiality of Medical Records Act (§4-301 et seq., Health-General Article, Annotated Code of Maryland). If Company is a “Business Associate” (as defined in HIPAA): (a) Company shall promptly execute a standard Business Associate Agreement as required by HIPAA, and (b) Company shall also cause any Sublicensee, subcontractor, agent, or other Person under Company’s direction or control that is participating in this Agreement to promptly execute a standard HIPAA Business Associate Agreement as required by HIPAA.

7.7 Export Control Laws. Each party shall comply with applicable export control laws and regulations of the United States and other relevant countries as such laws currently exist and as they may be amended from time to time, with respect to any export of Confidential Information and any immediate products and services based thereupon.

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7.8 Title. As between Discloser and Recipient, title to the Confidential Information remains exclusively with Discloser.

7.9 Return or Destruction of Confidential Information.

7.9.1 Upon expiration or termination of this Agreement for any reason, Recipient shall either return or destroy the Discloser’s Confidential Information, together with all copies and descriptions of the Confidential Information made by Recipient, and shall provide written certification of the same to Discloser upon request.

7.9.2 Recipient may retain one (1) copy of the Confidential Information for the sole purpose of being able to determine the scope of its obligations of confidentiality under this Agreement. Recipient shall not be required to return or destroy Discloser’s Confidential Information (a) created or maintained as electronic files automatically saved pursuant to standard archiving or back-up procedures, or (b) required to be retained in accordance with applicable law. Recipient may not otherwise use or disclose any of such retained Confidential Information.

7.9.3 If and to the extent any regulatory agency requests access to Recipient’s files after the return of Confidential Information to Discloser, Recipient may either refer that agency to Discloser, or Discloser shall grant Recipient limited access again to that Confidential Information to allow compliance with the request.

Article 8. REPORTS, PAYMENTS, AND ACCOUNTING

8.1 Records; Audits. During the Term and for five (5) years after its expiration or termination, Company shall keep (and shall require each Sublicensee to keep) complete, true, and accurate records containing all the particulars that may be necessary to determine all amounts payable to University. The records shall be subject to inspection at any time during regular business hours upon reasonable notice by an independent auditor appointed by University for this purpose and reasonably acceptable to Company, but not more than once per 12-month period. This audit shall be at University’s expense; provided, however, if the audit determines that Company underpaid by an amount which is greater than the cost of the audit, the audit expense shall be payable by Company.

8.2 Reports. Within thirty (30) days after the close of each calendar quarter, Company shall deliver to University a complete, true, and accurate report, giving particulars of the business conducted by Company and Sublicensees, if any, in the preceding period that are pertinent to any accounting for amounts payable under Article 5 (Consideration) and Article 9 (Infringement). These reports shall be certified complete, true, and accurate by an authorized officer of Company, and shall include at least the following information for the period:

8.2.1 Accounting for all Licensed Products that were sold and Net Revenues received, including without limitation the number of units of Licensed Products that were sold, total billings for Licensed Products that were sold, and deductions applied in determining Net Revenues;

8.2.2 The aggregate Sublicense Income received by Company;

8.2.3 Names and addresses of all Company Affiliates with rights to use the Inventions and Patent Rights, and names and addresses of all Sublicensees (including without limitation downstream Sublicensees); and

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8.2.4 Accounting for expenses and recoveries pursuant to Article 9, as applicable.

8.3 Payment with Report.

8.3.1 With each report submitted in accordance with Section 8.2, Company must pay to University the royalties, fees, or other payments due and payable under this Agreement for the period covered by the report. If no royalties, fees or other payments are due, Company shall so report.

8.3.2 Payments shall be made in U.S. Dollars by check(s) drawn to the order of University or by wire transfer of immediately available funds to an account designated by University in writing.

8.3.3 Payment shall be made in accordance with the instructions set forth on Schedule E, as it may be changed from time to time by University.

8.4 Milestones. Company shall report in writing to University no later than ten (10) Business Days following the occurrence or satisfaction of each of the diligence milestones set forth on Schedule C, as such diligence milestones may from time to time be amended as contemplated by Section 4.1.4. Company shall make milestone payments due upon achievement of the items set forth on Schedule D.

8.5 Interest on Late Payments. Interest is due on any payment to University required under this Agreement that is more than thirty (30) days late and on any underpayment of royalties or other amounts payable under this Agreement. The interest rate is one and one-half percent (1.5%) simple interest per month accruing from the due date.

8.6 Taxation. University is a unit of the government of the State of Maryland, and therefore is exempt from taxation. Company shall assert to all applicable governmental authorities that University is exempt from tax by virtue of its governmental status. If Company nevertheless is required to withhold tax on royalties, fees or other payments due to University under this Agreement, it shall pay promptly any tax to the appropriate governmental authority, and shall gross up the amount owed to University so that after the tax is withheld, the amount payable to University is the same amount as originally due. In that event, it shall furnish University with proof of payment of the tax together with official or other appropriate written evidence issued by the competent governmental authority sufficient to enable University to support a claim for tax exemption, credit, or refund with respect to any sum so withheld. Company shall cooperate with University if University elects to seek, at its own expense, administrative or judicial determination of tax exemption, credit, or refund.

8.7 Payments in Foreign Countries.

8.7.1 Royalties, Sublicense Income, and other payments under this Agreement are payable from the country in which they are earned and are subject to foreign exchange regulations then prevailing in the country. Payments must be paid to University in U.S. Dollars by check(s) drawn to the order of University. To the extent payments are due on amounts earned in a foreign country, those payments shall be determined first in the currency of the country in which they are earned, and then converted to their equivalent in U.S. Dollars. The buying rates of exchange for converting the currencies involved into the currency of the U.S. quoted by the Wall Street Journal (or any successor), averaged on the last Business Day of each of three (3) consecutive calendar months constituting the period in which the royalties were earned, shall be used to determine any conversion. Company shall bear any loss of exchange or value or pay any expenses incurred in the transfer or conversion to U.S. dollars.

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8.7.2 If any applicable law or regulation (including without limitation currency exchange regulations) prevents or limits payments in any country, Company shall render to University annual reports of sales, Sublicense Income, or other applicable activities in that country. All monies due and owing University as provided in the annual reports shall, at University’s option: (a) be deposited promptly in a local bank in that country in an account to be designated by University in writing; or (b) be paid promptly to University or deposited in its account, as directed in writing by University in any other country where the payment or deposit is lawful.

8.8 Contact Information for Payments and Reports. Each party’s contract information for payments and reports is set forth on Schedule F. Each party shall promptly notify the other party of any change of such information.

Article 9. INFRINGEMENT

9.1 Notification. Any party which becomes aware of substantial, credible evidence that a third party is infringing the Patent Rights in the Licensed Field shall promptly deliver to the other party written notice of that infringement together with all such evidence available to such party.

9.2 Company’s Right to Sue Infringers.

9.2.1 Subject to Section 9.5, if any Patent Rights licensed to Company are infringed by a third party, Company shall have the first and primary right, but not the obligation, to institute, prosecute, and control any action or proceeding with respect to such infringement (including without limitation any declaratory judgment action arising from such infringement), by counsel of its choice and at its own expense. Before Company commences any such action, in making its decision whether or not to sue, Company shall in good faith consider the views of University and the potential effects on the public interest. Company shall not exercise its right to sue in an arbitrary, capricious, or baseless manner.

9.2.2 From the proceeds of any recovery in such litigation (including without limitation pursuant to any settlement), Company (and University, if applicable) shall be entitled to reimbursement for reasonable, documented out-of-pocket costs incurred in obtaining or negotiating such recovery (including without limitation reasonable attorneys’ fees, expert witness fees, court costs and other costs and expenses of litigation at trial and appellate levels), to the extent that such costs are not otherwise reimbursed (including without limitation by a Sublicensee or other third party) (“Unreimbursed Litigation Costs”).

9.2.3 Any recovery in excess of Unreimbursed Litigation Costs shall be allocated as between Company and University as follows:

(a) Any monetary damages for Company’s lost profits or lost sales due to the infringement (including without limitation monetary damages for future sales by the infringer, or damages in the nature of a reasonable royalty under 35 U.S.C. §284 or any successor thereto) will be treated as Net Revenues, and Company shall pay to University a percentage of that amount in accordance with Section 5.4 (Royalties).

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(b) Any other type of damages (including without limitation damages for willful infringement), will be treated as Sublicense Income, and Company shall pay to University [REDACTED] percent ([REDACTED]%) of that amount in accordance with Section 5.6 (Sublicense Income).

(c) With respect to any non-cash portion of the recovery or non-cash cross-license, the parties will negotiate appropriate compensation to University reasonably and in good faith.

9.3 Defense of Third Party Infringement Claims.

9.3.1 If a third party claims patent infringement against Company as a result of Company’s use of the Patent Rights, Company shall promptly notify University thereof in writing, setting forth the facts of that claim in reasonable detail. Subject to Section 9.5, Company shall have the primary right, but not the obligation, to defend and control the defense of any such claim against Company, by counsel of its own choice and at its own expense.

9.3.2 Subject to applicable law and the written policies of USM, University agrees to cooperate reasonably with Company’s defense of any such action; provided, however, University shall not be required to incur any out-of-pocket expense.

9.4 Conduct of Suit by Company.

9.4.1 Company shall diligently pursue any suit or action under Section 9.2 or 9.3. Company shall keep University reasonably apprised of all material developments. Company shall seek University’s input and approval on any substantive submissions or positions taken regarding the scope, validity, and/or enforceability of the Patent Rights, such approval not to be unreasonably withheld. Company shall not prosecute or defend any suit in a manner that is reasonably expected to materially adversely affect the interests of University or any University Related Organization, unless University grants its prior written consent.

9.4.2 Company may enter into a settlement, consent judgment, or other voluntary disposition of any suit or action under Section 9.2 or 9.3; provided, however, University shall have the right of prior approval (such approval not to be unreasonably withheld) regarding any settlement, consent judgment, or other voluntary disposition of any such claim. Company’s request for such approval shall include complete copies of final settlement documents, a detailed summary of such settlement, and any other information material to such settlement. University shall provide Company notice of its approval or denial within fifteen (15) Business Days of receipt of any request for such approval by Company. If University wishes to deny such approval, such notice shall include a detailed written description of University’s reasonable objections.

9.4.3 Subject to Section 9.6.1 and upon reasonable request stating that Company has determined that it is necessary for University to join in order to prosecute or defend any suit or action under Section 9.2 or 9.3, University may be joined in the suit or action as a nominal party. University may be named as a party only if: (a) Company’s and University’s respective counsel recommend that such action is necessary in their reasonable opinion to achieve standing or to avoid dismissal; (b) University is not the first named party in the action; (c) the pleadings and any public statements about the action state that Company is pursuing the action and that Company has the right to join University as a nominal party; (d) University shall otherwise have no obligations in connection with the suit or action, other than as specifically set forth in this Agreement; and (e) Company reimburses, indemnifies, and holds harmless the University from any costs, expenses, or fees (including without limitation reasonable attorneys’ fees and litigation costs) which University incurs as a result of such joinder.

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9.5 University’s Rights to Sue or Join Suit.

9.5.1 If Company fails to bring suit under Section 9.2 or otherwise commence negotiations to abate infringement by any required filing deadline (but not later than three (3) months after receiving notice or otherwise having knowledge of infringement), University shall have the right, but not the obligation, in its sole discretion, to take any action it deems appropriate.

9.5.2 If Company fails to notify University of its intent to respond in opposition to a legal action under Section 9.3 within ten (10) Business Days after Company’s receipt of notice of the filing of the action, or if Company notifies University that it does not intend to oppose the action, University shall have the right, but not the obligation, in its sole discretion, to take any action it deems appropriate, including without limitation responding to the action.

9.5.3 Notwithstanding the foregoing, University shall have a continuing right, but not the obligation, in its sole discretion, to join any legal action involving the Inventions and Patent Rights, and to participate through counsel of its own choosing, if University reasonably determines that the failure to join would have a materially adverse effect upon the University.

9.5.4 If University files suit, responds to, or otherwise joins in any legal action, University shall be responsible for its own litigation expenses, and shall be entitled to all recoveries which it obtains in connection therewith; provided, however, that with respect to any legal action under Section 9.2 in which Company is also actively participating in the prosecution, then the recoveries in that legal action shall be shared by the parties in accordance with Section 9.2.2 and 9.2.3.

9.5.5 Notwithstanding anything in this Agreement to the contrary, if University files suit, responds to, or otherwise joins in any legal action, University shall be entitled to settle any action on terms to be established by University in its sole but reasonable discretion.

9.6 General.

9.6.1 Nothing in this Agreement shall be construed in any way which would limit the authority of the Maryland Attorney General.

9.6.2 Each party shall cooperate at its own expense with the other party in connection with any action under this Article 9. Each party shall provide prompt access to all necessary documents and shall render reasonable assistance in response to requests by the other party.

9.6.3 Any party which commences a suit and then decides to abandon it shall give written notice to the other party reasonably in advance of the next material deadline in the suit (but in no event less than thirty (30) days). The other party may continue prosecution of the suit, in which event the parties shall negotiate in good faith regarding the sharing of expenses and any recovery in the suit.

9.6.4 Neither party shall be liable for any losses incurred as a result of an action for infringement brought against the other party as a result of the other party’s actions or omissions, including without limitation its exercise of any right granted under this Agreement.

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Article 10. TERM AND TERMINATION

10.1 Term and Expiration.

10.1.1 The Term of this Agreement shall commence as of the Effective Date.

10.1.2 The Term of this Agreement shall continue in full force and effect on a Licensed Product-by-Licensed Product and country-by-country basis until the later of: (a) the date of expiration of the last to expire claim of the Patent Rights covering such Licensed Product in such country; (b) the expiration of data protection, new chemical entity, orphan drug exclusivity, regulatory exclusivity, or other legally enforceable market exclusivity, if applicable; or (c) ten (10) years after the First Commercial Sale of a Licensed Product in that country.

10.1.3 The Term of this Agreement shall expire twenty (20) years after the Effective Date with respect to any country in which: (a) there were never any Patent Rights; (b) there was never any data protection, new chemical entity, orphan drug exclusivity, regulatory exclusivity, or other legally enforceable market exclusivity with respect to a Licensed Product; and (c) there was never a First Commercial Sale of a Licensed Product.

10.2 Termination by University.

10.2.1 Failure to Pay. If Company or a Company Affiliate fails to pay any sum due and payable under this Agreement, University may terminate this Agreement and the license(s) granted under this Agreement, if the failure is not cured within thirty (30) days of receiving written notice thereof from University.

10.2.2 Failure to Achieve a Milestone. If Company fails to timely achieve any of the diligence milestones set forth on Schedule C (as it may be duly amended pursuant to Section 4.1.4), University may terminate this Agreement and the license(s) granted under this Agreement upon written notice to the Company, if the failure is not cured within thirty (30) days of receiving written notice thereof from University.

10.2.3 Other Failure to Perform. In the event of any non-payment breach, default, or other failure by Company or a Company Affiliate to perform any material provision of this Agreement (other than those covered by another subsection of this Section 10.2), University may terminate this Agreement and the license(s) granted under this Agreement, if the breach, default, or other failure is not cured within the time period set forth in a relevant Section of this Agreement, or if none is so stated, within sixty (60) days of written notice thereof. However, if it cannot be cured by the exercise of due diligence within sixty (60) days, then the time for cure shall be extended for the time reasonably necessary to effect the cure (the extension not to extend past one hundred fifty (150) days from the written notice), provided that Company promptly commences to cure within said period and at all times thereafter proceeds diligently to cure the default or breach; provided, however, that this extension shall not apply with respect to any failure to perform the requirements of Section 4.4 (Milestones).

10.2.4 Bankruptcy. University may terminate this Agreement and the license granted under this Agreement upon Company’s making of an assignment for the benefit of creditors or being adjudicated bankrupt; the placing of all or substantially all of Company’s assets in the control of a receiver or trustee for the benefit of creditors and the receivership or trusteeship continues for a period of at least ninety (90) days; Company’s instituting proceedings under federal bankruptcy laws relating to insolvency of debtors, in which Company seeks to be adjudicated bankrupt or to be discharged of its debts, or to effect a plan of liquidation or reorganization; or the instituting by others of those proceedings against Company, where Company consents or acquiesces by pleading or default, or where those proceedings are not contested and discharged within ninety (90) days. (The foregoing are collectively referred to as “Bankruptcy.”)

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10.3 Termination by Company. Company may terminate this Agreement as to one or more or all countries (except for the jurisdictions listed in Section 6.4.4). In that event, Company shall provide University with ninety (90) days’ advance written notice of termination specifying the country(ies), and shall pay to University all payments due through the effective date of the termination with respect to those country(ies), including without limitation royalties, Sublicense Income, fees, and Patent Expenses. If the ninety (90) days encompasses a patent prosecution or maintenance deadline, University shall be relieved of its obligations under Article 6 (Patent Prosecution) with respect to meeting that deadline.

10.4 Survival. Expiration or termination of this Agreement does not relieve either party of any obligation which arises before expiration or termination, including without limitation obligations for payment and reporting. Any provision of this Agreement which contemplates performance or observance subsequent to any termination or expiration of this Agreement shall survive any termination or expiration of this Agreement and continue in full force and effect, including without limitation Article 7 (Confidentiality), Article 8 (Reports, Payments, and Accounting), Section 13.1.6 (Insurance), Section 13.2 (Indemnification by Company), and Article 14 (Dispute Resolution).

10.5 Effect of Termination. Upon termination of this Agreement in whole or in part for any reason prior to expiration of the Term (except that, in the case of partial termination, the following shall apply only regarding the terminated portion):

10.5.1 Company shall not thereafter have any license or other rights to the Inventions, Patent Rights, and Confidential Information;

10.5.2 On or before the effective date of expiration or termination, Company shall pay to University all amounts due under this Agreement;

10.5.3 Company shall be obligated to pay Patent Expenses incurred during the following period after the effective date of termination or expiration: (a) sixty (60) days in the event of expiration or termination by University pursuant to Section 10.2; or (b) until the effective date of termination in the event of a termination by the Company pursuant to Section 10.3; provided, however, that University shall use reasonable efforts to minimize the Patent Expenses incurred during the applicable period;

10.5.4 Company shall not thereafter grant to any Company Affiliate, Sublicensee, or third party any rights in the Inventions, Patent Rights, and Confidential Information;

10.5.5 Each party shall comply with the requirements of Section 7.9 (Return or Destruction of Confidential Information);

10.5.6 Company shall immediately either deliver to University, or destroy and certify to University in writing the destruction of, the following which it received from or on behalf of University: physical embodiments or manifestations of the Inventions, Patent Rights, and Confidential Information;

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10.5.7 Each party shall execute and deliver any agreements, instruments, and documents as are reasonably necessary or appropriate to carry out the terms and conditions of this Agreement, including without limitation in connection with prosecuting any patent application(s) or otherwise obtaining Patent Rights; and

10.5.8 The licenses granted to University pursuant to Section 3.6.1(c) shall survive.

ARTICLE 11. OTHER AGREEMENTS

11.1 Non-Employment of University Personnel.

11.1.1 During the Term, Company and Company Affiliates shall not knowingly employ or compensate, directly or indirectly, any University Personnel working on matters related to the Inventions, Patent Rights, and Confidential Information or involved in negotiating this Agreement on behalf of University, during employment by University or for two (2) years thereafter, unless consented to in writing by University’s President (or his/her designee); provided, however, that nothing in this Section 11.1.1 shall prohibit Company and Company Affiliates from hiring any University Personnel who respond to general employment solicitation not targeted at University Personnel, including general advertisement. “Compensation” includes without limitation: stock option or stock purchase agreements, consulting agreements, any other form of agreement, and cash payments. “Employment” includes both uncompensated and compensated service. The Maryland Public Ethics Law (Title 5, General Provisions Article, Annotated Code of Maryland) may apply to a decision by the University President in regard to the matter.

11.1.2 This Section 11.1 is not intended to prevent University Inventors from: (a) owning equity of Company or a Company Affiliate received by University Inventor as a distribution of licensing revenues under the IP Policies; (b) serving on the Scientific Advisory Board of Company or a Company Affiliate; (c) performing research pursuant to a sponsored research agreement between University and Company or a Company Affiliate; or (d) serving as a consultant to the Company or a Company Affiliate. However, all of those cases are subject to and contingent upon compliance with the conflict of interest and other provisions of the Maryland Public Ethics Law, and with applicable policies and procedures of USM and University, including without limitation those regarding consulting arrangements. This provision is not intended to prevent Company from placing any reasonable restrictions upon University Inventor’s stock that may be necessary to satisfy federal or state laws or regulations applicable to Company or to development or commercialization of Licensed Products.

11.2 Non-Employment of Company Personnel. During the Term, University shall not knowingly employ or compensate, directly or indirectly, any Company Personnel working on matters related to the Inventions and/or the Patent Rights or involved in negotiating this Agreement on behalf of Company, during employment by Company or for two (2) years thereafter, unless consented in writing by Company; provided, however, that nothing in this Section 11.2 shall prohibit University from hiring any Company Personnel who respond to general employment solicitation not targeted at Company Personnel, including general advertisement.

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11.3 Use of Names, Endorsements, and Publicity.

11.3.1 Neither party shall use the name, seal, logo, trademark, or service mark of the other party, any Affiliate, or any University Related Organization, or any of their respective Personnel, or any adaptation thereof, in any advertising, publicity, or other public statements without prior written consent obtained from such other party, Affiliate, University Related Organization, or individual, as the case may be, except where required by applicable law or regulation. Company hereby grants to University and UMVentures the right to display its logo on their websites in promoting technologies licensed to industry.

11.3.2 Either party may publicize the fact that the parties have entered into this Agreement. However, press releases or other public releases of information shall be agreed upon by the parties prior to release.

11.3.3 University does not directly or indirectly endorse any product or service provided or to be provided by Company, its successors, assigns, or Sublicensees by entering into this Agreement or otherwise. Company shall not in any way advertise, publicize, or imply that University endorses any of those products or services.

11.4 Patent Marking. Company shall cause “Patent Pending,” the Patent Rights patent number, or other patent markings to appear on all Licensed Products, their labels or their packaging to the extent required by and in accordance with the law in each country where Licensed Products are sold or offered for sale.

11.5 Inspection. Company shall allow University to inspect, at any time during regular business hours and upon reasonable notice, all Company correspondence regarding the Patent Rights and/or Licensed Products to and from the FDA and any other applicable U.S. regulatory agency, and any foreign equivalent.

11.6 Non-Disparagement. Each party acknowledges, agrees, and covenants that it will not make any public statement, comment, or communication that could constitute disparagement of, or that may be considered to be derogatory or detrimental to the name or reputation of, the other party or any of its Personnel. Both parties further agree that they will not in any way solicit any such statements, comments, or communications from a third party. This non-disparagement covenant applies to any public or private statements, comments, or communications in any form, whether oral, non-verbal, written, or electronic. Notwithstanding the foregoing, each party may disclose information to its attorneys or in response to a lawful subpoena or court order requiring disclosure of information.

11.7 Compliance with Applicable Law. Company shall comply with all applicable laws, rules, and regulations in connection with this Agreement.

Article 12. REPRESENTATIONS AND WARRANTIES

12.1 By University. University represents as of the Effective Date:

12.1.1 Based upon assignments from the University Inventors (who, to the actual knowledge of OTT, are the only University Personnel who were the Inventors of the Inventions), University has full right, title, and interest in and to the Patent Rights, subject to any rights of the U.S. Government under grants to University.

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12.1.2 To the actual knowledge of OTT, the Patent Rights are not the subject matter of any currently pending litigation involving University, and OTT has no actual knowledge of any related litigation contemplated either by University or by any third party.

12.1.3 To the actual knowledge of OTT, no Person disputes ownership of Patent Rights as described in this Agreement.

12.1.4 The execution, delivery and performance of this Agreement and the transactions contemplated under this Agreement have been duly approved; this Agreement has been properly executed by an authorized officer of University; and this Agreement is the valid and binding obligation of University and is enforceable in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, reorganization, insolvency, and similar laws affecting the rights of creditors generally, general principles of equity, and Maryland law with regard to actions in contract against the State of Maryland.

12.1.5 To the actual knowledge of OTT, the execution, delivery, and performance of this Agreement do not violate any agreement to which University is a party, or any order, judgment, or decree applicable to University.

12.1.6 To the actual knowledge of OTT, no consent, approval, or authorization of, or designation, declaration, or filing with any governmental authority or other Person, is required on the part of University in connection with the execution, delivery, or performance of this Agreement.

12.2 DISCLAIMER OF WARRANTIES BY UNIVERSITY.

12.2.1 EXCEPT AS SET FORTH IN SECTION 12.1: THE INVENTIONS, THE PATENT RIGHTS, LICENSED PRODUCTS AND UNIVERSITY’S CONFIDENTIAL INFORMATION ARE PROVIDED “AS IS.” EXCEPT AS SET FORTH IN SECTION 12.1: ALL EXPRESS OR IMPLIED REPRESENTATIONS OR WARRANTIES REGARDING THE INVENTIONS, THE PATENT RIGHTS, PATENT APPLICATIONS, LICENSED PRODUCTS, OR UNIVERSITY’S CONFIDENTIAL INFORMATION ARE HEREBY DISCLAIMED, INCLUDING WITHOUT LIMITATION AS TO: SCOPE, VALIDITY OR ENFORCEABILITY; WHETHER A PATENT APPLICATION WILL BE APPROVED OR THAT A PATENT WILL ISSUE; RELIABILITY, COMPLETENESS, OR ACCURACY OF UNIVERSITY’S CONFIDENTIAL INFORMATION; INFRINGEMENT OR NON-INFRINGEMENT; THE PERFORMANCE OF LICENSED PRODUCTS , INCLUDING WITHOUT LIMITATION AS TO THEIR SAFETY, EFFECTIVENESS, OR COMMERCIAL VIABILITY; AND THE IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, COURSE OF DEALING, USAGE OF TRADE, OR NON-INFRINGEMENT.

12.2.2 EXCEPT AS SET FORTH IN SECTION 12.1: UNIVERSITY HAS MADE NO INVESTIGATION AND MAKES NO REPRESENTATION THAT THE INVENTIONS, THE PATENT RIGHTS, THE LICENSED PRODUCTS, UNIVERSITY’S CONFIDENTIAL INFORMATION, OR THE METHODS USED IN MAKING OR USING THE LICENSED PRODUCTS IS OR WILL BE FREE FROM INFRINGEMENT OF PATENTS, COPYRIGHTS, TRADEMARKS, OR OTHER INTELLECTUAL PROPERTY RIGHTS OF ANY THIRD PARTY.

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12.2.3 UNIVERSITY SHALL NOT BE LIABLE FOR ANY DAMAGES OF ANY NATURE WHATSOEVER RESULTING FROM RECEIPT OR USE BY COMPANY OF UNIVERSITY’S CONFIDENTIAL INFORMATION OR IN CONNECTION WITH ANY CLAIM BY COMPANY OR A THIRD PARTY AGAINST UNIVERSITY. ANY ACTIONS TAKEN BY COMPANY IN RESPONSE TO THE DISCLOSURE OF UNIVERSITY’S CONFIDENTIAL INFORMATION SHALL BE SOLELY AT THE RISK OF COMPANY.

12.3 By Company. Company represents and warrants to University as of the Effective Date that:

12.3.1 Company is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware. Company has all requisite corporate power and authority to own, operate, and lease its properties, to carry on its business as now being conducted and as contemplated by this Agreement, to enter into this Agreement, and to carry out the transactions contemplated under this Agreement.

12.3.2 The execution, delivery and performance of this Agreement and the transactions contemplated under this Agreement have been duly approved; this Agreement has been properly executed and attested by the duly authorized officer(s) of Company; and this Agreement is the valid and binding obligation of Company and is enforceable in accordance with its terms, except as the enforceability may be limited by applicable bankruptcy, reorganization, insolvency, and similar laws affecting the rights of creditors generally, and general principles of equity.

12.3.3 The execution, delivery, and performance of this Agreement do not violate the terms of Company’s organizational documents, any agreement to which Company (or, to Company’s knowledge, any of Company’s Personnel) is a party, or any order, judgment, or decree applicable to Company (or, to Company’s knowledge, any of Company’s Personnel).

12.3.4 No consent, approval, or authorization of or designation, declaration, or filing with any governmental authority or other Person is required on the part of Company in connection with the execution, delivery, or performance of this Agreement, except as specifically set forth in this Agreement.

12.3.5 Company (and to Company’s knowledge, any of Company’s Personnel) is not a party to any agreement or instrument or subject to any charter or other corporate restriction or any judgment, order, writ, injunction, or, to Company’s knowledge, any rule or regulation which materially adversely affects the operations, prospects, properties, assets, or condition (financial or otherwise) of Company.

12.3.6 No suit, action, litigation, administrative proceeding, arbitration proceeding, governmental proceeding, investigation, inquiry, or other proceeding is pending or, to the Company’s knowledge, threatened against Company (or, to Company’s knowledge, any of Company’s Personnel) which would materially adversely affect Company’s ability to perform its obligations under this Agreement.

12.3.7 Company has not received oral or written notice of any claim or violation under any inquiry, law, ordinance, requirement, regulation, or order as it relates to Company’s performance under this Agreement, and does not have knowledge of any act or omission by Company or any Company Personnel that may potentially result in such a claim or violation.

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12.3.8 To the Company’s knowledge, Company has substantially complied with all federal, state, and local laws, rules, regulations, and administrative directives where the failure to do so has, or would be reasonably expected to have, a materially adversely effect upon the conduct and operation of its business.

12.3.9 Company qualifies as a small entity that meets the size standards set forth in 37 C.F.R. §1.27 to be eligible for reduced patent fees, and Company shall promptly provide written notice to University if it has knowledge that Company no longer qualifies as a small entity.

Article 13. INSURANCE and INDEMNIFICATION

13.1 Company’s Insurance.

13.1.1 Company shall maintain insurance coverage (or an equivalent program of self-insurance) that is reasonably sufficient to fulfill its obligations under this Agreement for itself, Company Affiliates, and their Personnel, including without limitation the following:

(a) Commercial General Liability insurance with coverage of not less than $1,000,000 for any single occurrence and $3,000,000 in the aggregate;

(b) Umbrella coverage that is reasonably sufficient to fulfill Company’s obligations under this Agreement, but not less than $5,000,000 in the aggregate;

(c) During any period that the one or more Clinical Trials is being conducted by or on behalf of Company: Clinical trial insurance (or professional liability insurance/errors and omissions) with coverage of not less than $1,000,000 for any single occurrence and $3,000,000 in the aggregate; and

(d) Upon commencing testing or sales of Licensed Products, product liability insurance with coverage of not less than $1,000,000 for any single occurrence and $3,000,000 in the aggregate.

13.1.2 All of such insurance shall have reasonable deductibles. Beginning on the third (3rd) anniversary of the Effective Date of this Agreement, and every three (3) years thereafter, University may require that the types or the amount of the insurance to be maintained on behalf of Company under this Section 13.1 be modified so that University’s interests are adequately protected (as determined in University’s reasonable discretion). However, unless Company otherwise agrees: (a) University may not require that the amount of such insurance be increased to an amount equal to more than the then current amounts plus five percent (5%); and (b) any such increase shall be required to be effected only upon the expected renewal date of the relevant policy. University may modify or waive any of the requirements in this Section 13.1 in its reasonable discretion.

13.1.3 Company will deposit with University insurance certificate(s), satisfactory in form and substance to University: (a) on or before execution of this Agreement; (b) each time there is a material change in Company’s insurance coverage; and (c) each time Company’s insurance coverage is renewed. Failure to deposit those policies shall not relieve Company of its obligations to obtain and keep in force insurance coverage required by this Agreement. The insurance required under this Agreement may be maintained by means of a policy or policies of blanket insurance so long as the provisions of this Agreement are fully satisfied.

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13.1.4 All insurance required to be carried by Company by this Section 13.1 shall provide that the policy shall not be subject to cancellation, termination, or reduction in coverage, except after thirty (30) days’ prior written notice to University. All of those policies shall name University as an additional insured as its interest may appear. All policies shall be endorsed to indicate that they provide primary coverage without any right of contribution from any other insurance that University may have. A waiver of subrogation in favor of the Indemnitees shall also be endorsed to the policies.

13.1.5 All such policies shall be issued by duly licensed companies with a rating of A- or better in the current Best’s Insurance Reports, published by A.M. Best Company, Inc.

13.1.6 If Company’s liability insurance is written on a claims-made basis (rather than on an occurrence basis), Company shall maintain such insurance coverage during the Term of this Agreement and for five (5) years thereafter, or Company shall purchase an extending reporting privilege covering such period.

13.2 Indemnification by Company.

13.2.1 Company agrees to defend, indemnify, and hold harmless the State of Maryland, USM, University, University Related Organizations, and each of their respective current and future regents, directors, trustees, officers, faculty, medical and professional staff, employees, students, trainees, and agents, and their respective successors, heirs, and assigns (each individually an “Indemnitee” and all, collectively the “Indemnitees”) against any claim, liability, cost, damage, deficiency, loss, expense or obligation of any kind or nature (including without limitation reasonable attorneys’ fees, expert witness fees, court costs and other costs and expenses of litigation at trial and appellate levels) incurred by or imposed upon the Indemnitees or any one of them in connection with any claims, suits, actions, demands or judgments:

(a) Arising out of or relating to the actions or omissions, failure to comply with applicable laws or regulations, or non-performance or breach of this Agreement of or by Company (or any Company Affiliate; Company Personnel; Sublicensee; or any other Person acting on behalf of or under authorization from Company, a Company Affiliate, or a Sublicensee);

(b) Arising out of the use of or relating to the Inventions, Patent Rights, Licensed Products, or Confidential Information by Company (or any Company Affiliate, Company Personnel, Sublicensee, or any other Person acting on behalf of or under authorization from Company, a Company Affiliate, or a Sublicensee);

(c) Arising out of or relating to any claim against an Indemnitee that any Licensed Product, Company Improvement, or use of either, infringes upon the intellectual property rights of any third party; or

(d) Arising out of or relating to any theory of product liability (including without limitation actions in the form of tort, warranty, or strict liability) concerning any Licensed Product or any other product, process or service made, used, or sold pursuant to any right or license granted under this Agreement; or

(e) Arising out of or relating to use by an Indemnitee of a product, process, service, or protocol developed using the Invention, Patent Rights, or Licensed Product by Company (or any Company Affiliate, Company Personnel, Sublicensee, or any other Person acting on behalf of or under authorization from Company, a Company Affiliate, or a Sublicensee), provided the use was consistent with any instructions, protocols, or supervision provided or approved by Company, the Company Affiliate, or the Sublicensee.

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13.2.2 The agreement to defend, indemnify and hold harmless an Indemnitee is conditioned upon: (a) an Indemnitee promptly notifying Company in writing after Indemnitee receives notice of any claim; provided, however, the failure to so notify Company will not relieve Company of any obligation which it may have to an Indemnitee under this Agreement or otherwise to the extent that such failure or delay does not actually and materially prejudice Company; and (b) the Indemnitee cooperating with Company in the defense of the claim (but at Company’s expense). The agreement to defend, indemnify, and hold harmless an Indemnitee shall not apply if the claim, cost, or liability was solely caused by the negligence or intentional misconduct of that Indemnitee. Notwithstanding the foregoing, each Indemnitee shall have the right to participate at its own expense in the defense of any claims through counsel of its own choosing. Company will not settle any claim in any manner that affects an Indemnitee’s rights without that Indemnitee’s prior written consent, which will not be unreasonably withheld.

Article 14. DISPUTE RESOLUTION

14.1 Negotiation. If there is a dispute between the parties related to this Agreement, either party, by notice to the other party, may have the dispute referred to the parties’ respective officers designated below, or their successors, for attempted resolution by good faith negotiations within thirty (30) days after the notice is received. The designated officers are as follows:

For Company: Chief Executive Officer

For University: Senior Vice President and Chief Enterprise and Economic Development Officer

14.2 Mediation. If the designated officers are not able to resolve the dispute within this thirty (30) day period, or any agreed extension, they shall confer in good faith with respect to the possibility of resolving the matter through mediation with a mutually acceptable third party or a nationally recognized U.S. mediation organization. If the parties agree to attempt to resolve the matter through mediation, they shall participate in any mediation sessions in good faith in an effort to resolve the dispute in an informal and inexpensive manner. All expenses of the mediator shall be shared equally by the parties. The parties will attempt to conclude mediation within six (6) months after the notice referred to in Section 14.1.

14.3 Disputes Regarding Payment Calculation or Royalty Rate. Any dispute regarding the calculation of payments due from Company to University, or the determination of a royalty rate for a Licensed Improvement under Section 3.6, which is not timely resolved through the dispute resolution procedures of Section 14.1 and 14.2, shall be submitted to a national independent certified public accounting firm or other independent expert, to be appointed by agreement of University and Company, whose decision shall be final and binding upon the parties. The costs and expenses of the consultant shall be paid by the non-prevailing party.

14.4 Admissibility of Evidence. Evidence of anything said or any admission made in the course of any dispute resolution procedure shall not be admissible in evidence in any civil action between the parties. In addition, no document prepared for the purpose of, or in the course of, or pursuant to, the dispute resolution procedure, or copy thereof, shall be admissible in evidence in any civil action between the parties. However, the admissibility of evidence shall not be limited if both parties consent to disclosure of the evidence.

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14.5 State Immunity and Limitations of Liability. No provision of this Agreement shall constitute or be construed as a limitation, abrogation, or waiver of any defense or limitation of liability available to the State of Maryland or its units (including without limitation USM and University), officials, or employees under Maryland or Federal law, including without limitation the defense of sovereign immunity or any other governmental immunity. Section 12-202, State Government Article, Annotated Code of Maryland, applies to claims based on this Agreement.

14.6 Maryland Tort Claims Act. University and University Personnel acting within the scope of their employment by University are subject to the Maryland Tort Claims Act (Title 12, Subtitle 1, State Government Article, Annotated Code of Maryland) (the “Tort Claims Act”). The Tort Claims Act permits claims in tort against the State of Maryland only under certain circumstances and subject to limits provided by law, based on the negligent acts or omissions of State employees acting within the scope of their employment.

Article 15. NOTICES AND INVOICES

15.1 Notices. Notices under this Agreement shall be in writing and shall be delivered personally as proven by a signed receipt, sent by a reputable, recognized national overnight delivery service, charges prepaid, or sent by certified mail return receipt requested. Notices shall be addressed to a party at the address specified below, or at those other place or places as shall from time to time be specified in a notice similarly given. All notices shall be effective upon receipt. Each party shall promptly notify the other party of any change of address for the delivery of notices or invoices.

If to University:	If to Company:

Associate Vice President, OTT Office of Research and Development University of Maryland, Baltimore 620 West Lexington Street, 4th Floor Baltimore, Maryland 21201-1508	Aikido Pharma Inc. One Rockefeller Plaza, 11th Floor New York, New York 10020 Attn: Chief Executive Officer

Copy to:	Copy to:

University Counsel University of Maryland, Baltimore 220 Arch Street, Room 03-111 Baltimore, Maryland 21201-1531	Legal counsel to Company, as may be designated from time to time.

15.2 Invoices. Invoices to Company under this Agreement may be sent to the following address or at those other place or places as shall from time to time be specified in a notice similarly given:

Aikido Pharma Inc. One Rockefeller Plaza, 11th Floor New York, New York 10020 Attn: Accounts Payable

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Article 16. ASSIGNMENT

16.1 General. This Agreement shall be binding upon and inure to the benefit of the parties and their respective legal representatives, successors, and permitted assigns. Any reference in this Agreement to a party shall be construed to include that party’s successors and permitted assigns. Any purported assignment in violation of this Article shall be null and void.

16.2 Assignment by Company.

16.2.1 Assignments and Transfers.

(a) The rights and licenses granted in this Agreement are personal to Company. Without the prior written consent of University, which consent shall not be unreasonably withheld: (1) Company shall not assign or transfer any right or obligation under this Agreement; and (2) this Agreement may not be assigned or otherwise transferred (by operation of law, in connection with a Change of Control, or otherwise); provided, however, this Section shall not apply to an assignment to a Company Affiliate (which shall be subject to Section 3.3), or in connection with a Change of Control (which shall be subject to Section 16.2.2). A Change of Control (no matter how the transaction is structured) constitutes an assignment or transfer.

(b) This Agreement and Company’s rights and obligations under this Agreement shall not be transferred or assigned separate from all or substantially all of Company’s other business assets, including without limitation those assets that are the subject of this Agreement.

(c) Any assignment or transfer in violation of this Section 16.2 shall be voidable in whole or in part by University in its sole discretion.

(d) In the event of a permitted assignment or transfer, Company shall remain primarily liable for all of its own obligations under this Agreement, and for the obligations of its assignee or transferee, including without limitation all payments required by this Agreement. No assignment shall relieve Company of responsibility for the payment or performance of any accrued obligation under this Agreement.

(e) In the event of a permitted assignment or transfer (other than in connection with a Change of Control, which shall be governed by Section 16.2.2), Company shall promptly pay to University [REDACTED] percent ([REDACTED]%) of any consideration received in connection therewith, including without limitation any cash or stock.

16.2.2 Assignment upon Change of Control.

(a) Notwithstanding Section 16.2.1, Company may, without University’s consent, assign this Agreement and its rights and obligations under this Agreement in connection with a Change of Control, but only if the Change of Control complies with this Section 16.2.2.

(b) The Change of Control transaction must be: (1) an arm’s-length transaction for a legitimate business purpose; (2) duly approved by Company’s board of directors in accordance with applicable law; (3) an assignment or transfer of all or substantially all of Company’s assets, and not an assignment or transfer of the assets that are the subject of this Agreement separate from an assignment or transfer of all or substantially all of Company’s assets; and (4) not in connection with a Bankruptcy of Company.

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(c) The purported assignee: (1) shall not be in default of its material obligations under any agreement with University, USM, or the State of Maryland, and be current on all of its financial obligations to University, USM, or the State of Maryland (including without limitation taxes); (2) shall not be a party to a litigation proceeding adverse to University or USM, if in the reasonable judgment of University the proceeding would materially adversely affect the assignee’s ability to fulfill its obligations under this Agreement; (3) shall not be in Bankruptcy; (4) shall have financial capacity and resources at least as great as the Company’s to develop, commercialize, and/or sell the Licensed Products, and to fulfill its financial obligations under this Agreement; and (5) shall be able to fulfill the diligence obligations required by this Agreement.

(d) Unless prohibited by law or a written agreement, Company shall give University written notice identifying the prospective assignee and the material terms of the transaction (subject to confidentiality obligations) within a reasonable time prior to the closing of the transaction.

(e) The assignee shall assume in writing all accrued and prospective obligations of Company under this Agreement.

(f) The assignee shall meet with representatives of University within sixty (60) days of the closing of the transaction to discuss the assignee’s plans for the future development, commercialization, and/or sales of Licensed Products, and the Patent Rights. If the assignee determines that it does not wish to continue that development, commercialization, and/or sales, then the assignee shall immediately give notice terminating this Agreement under Section 10.3. Failure of the assignee to give notice shall entitle University to terminate this Agreement immediately upon delivery of written notice.

(g) Company shall within thirty (30) days following the effective date of the Change of Control pay to University [REDACTED] percent ([REDACTED]%) of any consideration received in connection with therewith, including without limitation any cash or stock.

(h) Notwithstanding anything in this Agreement to the contrary, this Section 16.2 shall not apply to an assignment, sublicense, grant, or other conveyance to a Company Affiliate in accordance with Section 3.3.

16.3 Assignment by University. Without Company’s consent, University may assign this Agreement: (a) to a successor-in-interest; or (b) to the University Inventors, in the event of an assignment of the Inventions to the University Inventors pursuant to the IP Policies. University may not otherwise assign or transfer this Agreement without the prior written consent of Company, which shall not be unreasonably withheld or delayed.

Article 17. MISCELLANEOUS

17.1 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Maryland (without reference to any conflicts of laws principles that would require the application of the laws of any other jurisdiction).

17.2 Entire Agreement. This Agreement embodies the entire understanding between the parties with respect to the subject matter of this Agreement. There are no contracts, understandings, conditions, warranties or representations, oral or written, express or implied, with reference to the subject matter of this Agreement that are not merged in this Agreement (other than a Confidential Disclosure Agreement dated February 25, 2020 which is not merged in this Agreement). No oral statements or prior written material not specifically incorporated in this Agreement shall be of any force and effect. The parties acknowledge that in entering into this Agreement, the parties relied solely upon the representations and agreements contained in this Agreement and no others. All prior representations or agreements with respect to the subject matter of this Agreement, whether written or oral, not incorporated in this Agreement are superseded.

CONFIDENTIAL

17.3 Severability. If any clause or provision of this Agreement shall be determined by any court or governmental body to be illegal, invalid, or unenforceable under present or future laws effective during the Term: (a) the remainder of this Agreement shall not be affected by such illegality, invalidity, or unenforceability; and (b) in lieu of each clause or provision that is illegal, invalid, or unenforceable, there shall be added as a part of this Agreement a clause or provision as similar in terms to such illegal, invalid, or unenforceable clause or provision as may be possible and be legal, valid and enforceable.

17.4 Force Majeure. Neither party shall be liable for any failure to perform its obligations where that failure is as a result of any of the following occurrences, if beyond the reasonable control and without the fault or negligence of the party in question: (a) strike, lock-out or other labor troubles, (b) city, county, State or other governmental restrictions, injunctions or limitations, including the nonissuance of any required permit(s), (c) failure or shortage of raw materials, electrical power, water, fuel, oil, or other utility or service, (d) riot, war, insurrection, terrorism, national or local pandemic, or other national or local emergency, (e) accident, flood, fire, earthquake, or other casualty, (f) adverse weather conditions, or (g) other act of God. Any party asserting force majeure as an excuse shall have the burden of proving that reasonable steps were taken to minimize delay or damages caused by foreseeable events, that all non-excused obligations were substantially fulfilled, and that the other party was timely notified of the likelihood or actual occurrence that would justify such an assertion.

17.5 Amendments; Waivers; Cumulative Remedies. This Agreement may not be amended unless the amendment is in writing and signed by a duly authorized representative of each party. No right or remedy of either party may be waived, unless the waiver is in writing and signed by a duly authorized representative of the party granting the waiver. A failure or delay by a party in exercising any of its rights or remedies under this Agreement does not constitute a waiver of the rights or remedies, nor does any single or partial exercise of any right or remedy preclude any other or further exercise thereof or the exercise of any other right or remedy. The rights and remedies of the parties provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

17.6 Relationship between the Parties. University and Company are not (and nothing in this Agreement may be construed to constitute them as) partners, joint venturers, agents, representatives or employees of the other. Neither party has any responsibility nor liability for the actions of the other party except as specifically provided in this Agreement. No party has any right or authority to bind or obligate the other party in any manner or make any representation or warranty on behalf of the other party.

17.7 Expenses. Except as otherwise specifically set forth in this Agreement, all costs and expenses incurred in connection with this Agreement shall be paid by the party which incurs the cost or expense, and the other party has no liability for the cost or expense.

17.8 No Third Party Beneficiaries. This Agreement is not intended to create, and does not create, enforceable legal rights as a third party beneficiary or through any other legal theory on the part of any University Personnel or any other Person, except as otherwise provided by Section 13.2 (Indemnification by Company).

CONFIDENTIAL

17.9 Interpretation. Each party to this Agreement participated in the drafting of this Agreement. Each party was represented by counsel, or had the opportunity to be represented by counsel. Therefore, no party shall be considered to be the “draftsman,” and ambiguities shall not be construed against any particular party. The section and subsection headings have been included for convenience only, are not part of this Agreement, and shall not be taken as an interpretation thereof. The singular includes the plural and the plural includes the singular. The use of any gender, tense, or conjugation includes all genders, tenses, and conjugations. The words “including,” “inclusive,” or words of similar import shall be construed to mean “including without limitation,” unless the context clearly indicates otherwise. References to “writing” or “written” include printing, typing, lithography, and other means of reproduction in a visible form. References to agreements and other contractual instruments include all subsequent amendments thereto or changes entered into in accordance with their respective terms and which are not prohibited by this Agreement. References to “days” shall mean calendar days, unless the context clearly indicates that it should be construed to mean “Business Days.” All Schedules and Exhibits attached to this Agreement are hereby incorporated in this Agreement.

17.10 Further Assurances. The parties shall execute and deliver and cause to be executed and delivered further agreements, instruments, and documents and shall take further actions as may reasonably be required or appropriate to carry out the terms and conditions of this Agreement.

17.11 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, and all of which shall together constitute one agreement.

17.12 Delivery by Electronic Transmission. This Agreement may be signed and delivered, or a signature may be transmitted or communicated, by means of electronic transmission (such as a Portable Document Format (PDF) copy of an original signature). In that event, this Agreement will be treated for all purposes as an original agreement, and will be considered to have the same binding legal effect as if it were the original signed version delivered in person. No party will raise the means of electronic transmission to deliver a signature or the fact that any signature or agreement was transmitted or communicated through the use of a means of electronic transmission as a defense to the formation or enforceability of a contract, and each party agrees to forever waive any such defense. Upon written request, each party shall promptly provide the other party with a copy of this Agreement bearing original signatures.

[SIGNATURES ON FOLLOWING PAGE]

CONFIDENTIAL

SIGNATURE PAGE TO MASTER LICENSE AGREEMENT

IN WITNESS WHEREOF, each party has caused this Agreement to be executed under seal by its duly authorized representative.

University of Maryland, Baltimore

	By:	/s/ Bruce E. Jarell, MD
(SEAL)
Name: Bruce E. Jarrell, MD

Title: Interim President

Date: April 13, 2020

Aikido Pharma Inc.

By:	/s/ Anthony Hayes

Name: Anthony Hayes

Title: CEO

Date: April 8, 2020

CONFIDENTIAL

SCHEDULE A

PATENT RIGHTS

MF-2019-124

U.S. Patent Appln. No. [REDACTED], filed 06/06/2019 titled “SKI Complex Targeted Compounds with Inhibitory Influenza Virus Activity”

MF-2020-041

U.S. Patent Appln. No. [REDACTED], filed October 2, 2019, titled “Broad Spectrum Antiviral Compounds which Target the SKI Complex”

SCHEDULE B

COMPANY’S COMMERCIALIZATION PLAN

[To be attached, per Section 4.1.]

SCHEDULE C

DILIGENCE MILESTONES

Milestone	Deadline
1. Pay to University under the SRA at least $[REDACTED]	[REDACTED]
2. Pay to University under the SRA at least $[REDACTED]	[REDACTED]
3. Submit an Commercialization Plan, to be subject to UMB’s reasonable approval, in accordance with Section 4.1	[REDACTED]
4. Submit an IND to the FDA, or equivalent application to a regulatory agency in Japan or Europe	[REDACTED]
5. Administer the first dose to the first patient in a Phase 1 Clinical Trial of a Licensed Product	[REDACTED]
6. Administer the first dose to the first patient in a Phase 2 Clinical Trial of a Licensed Product	[REDACTED]
7. Administer the first dose to the first patient in a Phase 3 Clinical Trial of a Licensed Product	[REDACTED]
8. Submit an NDA to the FDA, or equivalent application to a regulatory agency in Japan or Europe.	[REDACTED]
9. Achieve First Commercial Sale in Japan, Europe or the United States	[REDACTED]

SCHEDULE D

MILESTONE PAYMENTS

Milestone	Payment
1. Submission of an Commercialization Plan, to be subject to UMB’s reasonable approval, in accordance with Section 4.1	$[REDACTED]
2. Submission of an IND to the FDA, or equivalent application to a regulatory agency in Japan or Europe	$[REDACTED]
3. Administration of the first dose to the first patient in a Phase 2 Clinical Trial of a Licensed Product	$[REDACTED]
4. Submission of an NDA to the FDA, or equivalent application to a regulatory agency in Japan or Europe.	$[REDACTED]
5. Achievement of First Commercial Sale in Japan, Europe, or the United States	$[REDACTED]

SCHEDULE E

PAYMENT INFORMATION

DUNS No.: 188435911

Tax ID No.: 52-6002033

ACH Payment Information:

[REDACTED]
[REDACTED]
[REDACTED]

Bank Account Number: [REDACTED]

ACH Routing Number: [REDACTED]

Beneficiary’s Account Name: [REDACTED]

Reference/Notes: [REDACTED]

Wire Transfers or International Payments:

[REDACTED]
[REDACTED]
[REDACTED]

Bank Account Number: [REDACTED]

Bank Routing Number: [REDACTED]

Beneficiary’s Account Name: [REDACTED]

Reference/Notes: [REDACTED]

SWIFT Code: [REDACTED]

For any questions regarding payment information, please contact email
nwoon001@umaryland.edu & ottfinance@umaryland.edu, Phone: 410-706-6295.

SCHEDULE F

CONTACT INFORMATION FOR PAYMENTS AND REPORTING

Company Contact Information
Payments:
Name:	Anthony Hayes
Company	Aikido Pharma Inc.
Street Address:	One Rockefeller Plaza, 11th Floor
City/State/Zip:	New York, New York 10020
Email Address:	ahayes@aikidopharma.com
Telephone:	803-447-5002
Reports:
Name:	Anthony Hayes Darrell Dotson
Company	Aikido Pharma Inc.
Street Address:	One Rockefeller Plaza, 11th Floor
City/State/Zip:	New York, New York 10020
Email Address:	ahayes@aikidopharma.com ddotson@aikidopharma.com
Telephone:	803-447-5002 903-452-2768

University Contact Information
Payments:
Name:	Nancy Woon-Schaefer
Street Address:	Office of Technology Transfer, 620 W. Lexington Street, 4th Floor
City/State/Zip:	Baltimore, Maryland 21201
Email Address:	nwoon001@umaryland.edu & ottfinance@umaryland.edu
Telephone:	410-706-6295
Reports:
Name:	Gail Knott
Street Address:	Office of Technology Transfer, 620 W. Lexington Street, 4th Floor
City/State/Zip:	Baltimore, Maryland 21201
Email Address:	gknot001@umaryland.edu
Telephone:	410-706-2380

Exhibit 1

SPONSORED RESEARCH AGREEMENT BETWEEN UNIVERSITY AND COMPANY

SPONSORED RESEARCH AGREEMENT

This Sponsored Research Agreement (“Agreement”) is effective as of the last date of signature on the signature page below (“Effective Date”) by and between the University of Maryland, Baltimore (“UMB”), a public university of the State of Maryland, having offices at 620 West Lexington Street, 4th floor, Baltimore, Maryland 21201, and Aikido Pharma, Inc., a corporation organized under the laws of Delaware with its principal place of business at One Rockefeller Plaza, 11th Floor, New York, NY 10020 (“Sponsor”).

ARTICLE 1 - BACKGROUND

1.1 Sponsor desires the research assistance of persons employed by UMB who have access to UMB facilities and equipment. Accordingly, Sponsor agrees to fund research entitled “Forward progress of SKI Complex Targeted Broadly Acting Host Directed Anti-Viral Compounds” and described in the protocol attached as Exhibit A, to be performed by UMB Personnel (defined below).

1.2 UMB has determined that the research is consistent with its education, research, and public service missions, and is willing to furnish the research services of UMB Personnel as described in Exhibit A upon the terms and conditions of this Agreement.

1.3 UMB and Sponsor entered into a Master License Agreement (“MLA”), attached as Exhibit B. The MLA gives Sponsor certain rights to UMB-owned intellectual property identified in the MLA. Any capitalized term not otherwise defined in this Agreement shall have the meaning set forth in the MLA.

ARTICLE 2 - DEFINITIONS

In this Agreement, the following terms are defined as stated:

2.1 “Arising IP”: Any invention, discovery, or improvement (whether or not patentable) and any copyrightable work which is made, conceived, developed, invented, or discovered during and directly in the course of performing the Project Work.

2.2 “Confidential Information”: Information (including without limitation, documents, notes, drawings, models, designs, data, results, memoranda, tapes, records, hardware, software, formulae, algorithms, standard operating procedures, strategic business plans, product forecasts, communications with government entities, financial information, pricing information, personnel information, and other commercially sensitive or proprietary information or materials (in hard copy form or in electronic form), which is disclosed by a party to the other party in connection with this Agreement.

2.3 “Project Work”: The scope of work as described in Exhibit A to be undertaken by UMB, or by UMB and Sponsor, under this Agreement, and any amendments to Exhibit A made in accordance with Section 17.3.

2.4 “Results”: Data and results which are generated during and directly in the course of performing the Project Work.

2.5 “Sponsor Affiliate”: Any person or entity that controls, is controlled by, or is under common control with Sponsor. For the purposes of this definition, the term “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”) means the ownership, directly or indirectly, whether through one or more intermediaries, of fifty percent (50%) or more of the equity securities entitled to vote in the election of directors (or, in the case of an entity that is not a corporation, for the election of the corresponding managing authority).

2.6 “UMB Personnel”: The following individuals to the extent that they use UMB resources and are subject to UMB intellectual property policies (including any prior or future policy): The PI; UMB faculty members; research fellows; students; technicians; scientists; trainees; and/or other individuals working under the supervision or direction of the PI on the Project Work. “UMB Personnel” will also include independent contractors, consultants, agents, and representatives of UMB, when those individuals are acting in those capacities.

2.7 “UMB Related Organization”: University System of Maryland, any public university of University System of Maryland, University of Maryland Medical System, the faculty practice organizations of UMB, and the Baltimore Veterans Administration Medical Center.

ARTICLE 3 - PROJECT WORK

3.1 UMB agrees to commence performance of the Project Work promptly after the Effective Date of this Agreement, and will undertake to perform the Project Work substantially in accordance with the terms and conditions of this Agreement. Sponsor and UMB may amend the Project Work at any time in accordance with Section 17.3. Each party will work diligently and in good faith to accomplish the goals and objectives of this Agreement. Any modification to the Project Work will be executed in writing by the duly authorized representative of each Party and will thereafter, as amended or modified, be incorporated into this Agreement by reference.

3.2 The Principal Investigator (“PI”) for the Project Work is Matthew Frieman, Ph.D., an employee of UMB. The Project Work will be supervised by the PI. If for any reason the PI is unwilling or unable to continue to serve, UMB will notify Sponsor promptly, and UMB will endeavor to find an acceptable replacement. If a substitute PI acceptable to both UMB and Sponsor is not appointed within sixty (60) days, this Agreement may be terminated by either party in accordance with Section 8.2 below.

ARTICLE 4 - REPORTS AND CONFERENCES

4.1 Written progress reports will be provided by UMB to Sponsor as specific phases of work are completed, which progress reports shall include, but not be limited to, details of all Results generated to date. A final report will be submitted by UMB within ninety (90) days after the expiration or termination of this Agreement.

4.2 UMB will report to Sponsor any UMB Arising IP or Joint Arising IP (as defined below) in accordance with Section 7.3.

4.3 If necessary during the Term, UMB Personnel may meet with representatives of Sponsor at times and places mutually agreed upon to discuss the progress and results of the Project Work, as well as ongoing plans, or any changes in the Project Work. To the extent consistent with UMB policy, Sponsor shall reimburse UMB for travel costs associated with these meetings for the PI and other UMB Personnel invited to the meetings with Sponsor's approval if such costs have not been included in the approved budget.

ARTICLE 5 - COST, BILLINGS, AND OTHER SUPPORT

5.1 Subject to modifications in the Project Work, the total costs to Sponsor under this Agreement shall not exceed the sum of [REDACTED] US Dollars ($[REDACTED]). These costs will be allocated by UMB generally in accordance with the budget incorporated in Exhibit C.

5.2 Sponsor shall make payment in to UMB in U.S. Dollars within thirty (30) days of receipt of invoice, as set forth on Exhibits C and D.

5.3 Sponsor agrees that it will not make any incentive payments to UMB Personnel or otherwise compensate individual UMB Personnel for their involvement in performing the Study.

5.4 Any dispute of an invoice must be made to UMB in writing and within thirty (30) days of receipt of said invoice.

5.5 Any balance outstanding forty five (45) days after the date payment was due shall bear interest at the rate of one and a half percent (1.5%) monthly on the unpaid amount. Such interest to begin accruing on the thirty first (31st) day after the date the payment was due. Further, any payment which is uncontested and not paid in full within 180 days after the date payment was due shall be turned over to the State Central Collection Unit (SCCU), which shall result in an additional seventeen percent (17%) collection fee, plus any legal fees required, to be added to the amount due and becoming immediately due and payable.

ARTICLE 6 - RESULTS AND PUBLICATIONS

6.1  All Results will be owned by UMB. Until UMB publishes the Results pursuant to this Article 6 (but not later than twenty four (24) months after the completion of the Project Work): (a) Sponsor shall treat the unpublished Results as UMB’s Confidential Information; and (b) Sponsor may use the unpublished Results only for internal research purposes. Following publication of any Results, Sponsor may use any such published Results for any purpose (but the restrictions of the preceding sentence shall continue to apply to any unpublished Results until the expiration of the twenty four month period).

6.2  Sponsor acknowledges that UMB and UMB Personnel have an interest in publishing the Results. Notwithstanding anything herein to the contrary, but subject to the provisions of this Article 6, UMB and UMB Personnel may present the Results at symposia and other professional meetings, and publish the Results in journals, theses, dissertations, or other publications or presentations of their own choosing.

6.3 UMB shall forward a copy of the proposed publication to Sponsor no later than thirty (30) days in advance of the planned publication date. Sponsor will treat the copy of the proposed publication as UMB’s Confidential Information. Sponsor’s review of the proposed publication and its rights regarding the proposed publication will be limited to the following:

(a) If Sponsor determines reasonably and in good faith that the proposed publication contains Sponsor’s Confidential Information, Sponsor will promptly identify such information to UMB. UMB Personnel will delete such information from the publication as reasonably requested by Sponsor, and publication may be delayed for a maximum of thirty (30) days for that purpose.

(b) If Sponsor determines reasonably and in good faith that there is patentable subject matter contained in the proposed publication, Sponsor will promptly identify such subject matter to UMB. If Sponsor reasonably requests a delay in order to file patent applications or otherwise to protect its intellectual property, the publication may be delayed for a maximum of ninety (90) days for that purpose.

6.4 Following publication by UMB Personnel or UMB, Sponsor may freely publish, reproduce, and use any such publication to the extent that any such use is consistent with 17 U.S.C. §107.

ARTICLE 7 - INTELLECTUAL PROPERTY

7.1 Each party owns and will continue to own its intellectual property that: (a) exists prior to the Effective Date of this Agreement; or (b) that is made, conceived, developed, invented, or discovered after the Effective Date of this Agreement but not during and directly in the course of performing the Project Work (“Background IP”). Neither party has or will have any right, title, or interest in the other party’s Background IP; provided, however, that each party shall have certain rights in the other party’s Background IP as provided in the MLA; and provided further, that Sponsor hereby grants to UMB a royalty-free, non-exclusive, non-assignable, and non-transferrable license to use Sponsor’s Background IP during the term of this Agreement that is needed to perform the Project Work, or as otherwise permitted by this Agreement. Each of the parties will hold in confidence any Background IP of the other party which is included in any Results.

7.2   Sponsor will own all right, title and interest in and to any Arising IP that is invented, discovered, or made solely by employees or agents of Sponsor (“Sponsor Arising IP”). UMB will own all right, title and interest in and to any Arising IP that is invented, discovered, or made solely by UMB Personnel, or by persons otherwise under an obligation to assign to UMB (“UMB Arising IP”). UMB and Sponsor will jointly own any Arising IP which is invented, discovered, or made by one or more UMB Personnel (or by persons otherwise under an obligation to assign to UMB) and one or more employees or agents of Sponsor (“Joint Arising IP”).

7.3 In accordance with Article 4.2, UMB will report promptly to Sponsor in writing all UMB Arising IP or Joint Arising IP that is disclosed to UMB’s Office of Technology Transfer or its successor during the term of this Agreement. Sponsor will hold in confidence these reports from UMB.

7.4 UMB hereby grants to Sponsor an option to negotiate and obtain an exclusive license to any UMB Arising IP and UMB’s rights in any Joint Arising IP (the “Option”), provided that there are no uncured defaults or material breaches by Sponsor of this Agreement or any other agreement between the parties at the time of exercise of the Option. The Option (and the license to be granted upon exercise of the Option) is subject to the provisions of 35 U.S.C. §§ 201 et seq. and all implementing regulations, if applicable (“Federal IP Policy”), and UMB’s agreements with third parties.

7.5 Sponsor may exercise the Option by giving written notice to UMB within sixty (60) days after Sponsor receives notice from UMB of the relevant UMB Arising IP or Joint Arising IP. Before receiving such a license, Sponsor must outline its capability and plans to develop and commercialize products that use the relevant Arising IP, which must be acceptable to UMB in its reasonable discretion. Promptly following UMB’s receipt of Sponsor’s notice of exercise, the parties will negotiate in good faith for a period of ninety (90) days (the “Negotiation Period”) the terms of a master license agreement.

7.6 Subject to Sponsor’s right to further negotiate with UMB and Sponsor’s right to determine use and license rights to Sponsor’s Arising IP, the master license agreement will contain terms and conditions customary to technology licenses normally granted by UMB, including without limitation terms consistent with the provisions of Federal IP Policy, if applicable; a reservation of the rights of UMB to practice and to grant other not-for-profit organizations the right to practice the relevant Arising IP for research, teaching and other educational purposes, and to publish; license fees; royalty payments; milestone payments; reimbursement of patent expenses; commercially reasonable due diligence obligations; liability limitations; and indemnity and insurance provisions for the benefit of UMB and UMB Related Organizations. Specifically, the parties agree that the following terms shall be reflected in the master license agreement for the Arising IP: (a) in connection with the license fee for use of the Arising IP by Sponsor, the license fee shall be set at a reasonable amount based on the nature and technology of the Arising IP, not to exceed $[REDACTED]; and (b) in connection with the royalty payments for use of the Arising IP by Sponsor, the royalty rate shall reflect the fair market value at the time of license, anticipated to be between [REDACTED]% to [REDACTED]%, as demonstrated in other license agreements between academic institutions and industry.

7.7 If the parties are not able to resolve any differences regarding the master license agreement within the Negotiation Period, the parties will utilize the dispute resolution process set forth in Article 16 to resolve, to the extent reasonably possible, such differences. Subject to any such dispute resolution, if the parties have not executed a master license agreement before the end of the Negotiation Period, Sponsor will thereafter have no rights with respect to the relevant Arising IP, and UMB may license all or a portion of such relevant Arising IP to one or more third parties.

7.8 For purposes of this Agreement, inventorship or authorship of any Arising IP shall be determined solely in accordance with U.S. intellectual property law, notwithstanding that the laws of other countries where patent, trademark, or copyright applications are filed may differ from U.S. intellectual property law.

ARTICLE 8 - TERM AND TERMINATION

8.1 The term of this Agreement commences as of the Effective Date and will continue until the substantial completion of the Project Work (the “Term”), subject to renewal upon mutual written consent of the parties. It is anticipated that the Project Work will be substantially completed by two (2) years from the Effective Date (subject to renewal upon mutual written consent of the parties).

8.2 Either party may terminate this Agreement upon thirty (30) days’ prior written notice to the other party, subject to Sections 8.4 and 8.5 below.

8.3 In addition, if either party commits any material breach of or default in any of the terms or conditions of this Agreement, and fails to remedy that default or breach within ten (10) business days after receipt of written notice from the other party, the party giving notice may, in its sole but reasonable discretion and in addition to any other remedies which it may have at law or in equity, terminate this Agreement by sending written notice of termination to the other party to that effect, and such termination will be effective as of the date of the receipt of that notice.

8.4 If Sponsor terminates this Agreement for any reason other than an uncured material breach by UMB, Sponsor shall relinquish any and all rights it may have in the Results to UMB.

8.5 If UMB terminates this Agreement for any reason other than an uncured material breach by Sponsor, the MLA shall continue under its terms, specifically including Sponsor’s option under the MLA to license Arising IP existing at the time of termination.

8.6 If this Agreement is terminated early by Sponsor for any reason other than an uncured material breach by UMB, or by UMB pursuant to Section 8.2 and 8.3, Sponsor will pay all costs accrued by UMB as of the effective date of termination and any costs incurred by UMB as a result of termination. In addition, Sponsor will reimburse UMB for non-cancellable obligations called for by the Project Work and incurred prior to the effective date of termination. If this Agreement is terminated early by Sponsor pursuant to Section 8.3, Sponsor will pay all costs accrued by UMB as of the date of material breach.

8.7 Expiration or termination of this Agreement does not relieve either party of any obligation for payment or reporting which arises before expiration or termination including obligations under Articles 4, 5, and 7. Any provision of this Agreement which contemplates performance or observance subsequent to any termination or expiration of this Agreement shall survive any termination or expiration of this Agreement and continue in full force and effect, including without limitation Articles 6, 7, 9, 10, 13, 14, and 17

ARTICLE 9 - INDEMNIFICATION AND INSURANCE

9.1 UMB and its officers and employees acting within the scope of their employment by UMB are subject to the Maryland Tort Claims Act, Title 12, Subtitle 1, State Government Article, Annotated Code of Maryland, which permits, under certain circumstances and subject to limitations provided by law, claims in tort against the State of Maryland related to negligence of UMB employees. In order to file a claim under the Act, a claimant must submit a written claim to the Treasurer of the State of Maryland or a designee of that office within one year after the injury to the person or property that is the basis of the claim.

9.2 Sponsor has the following insurance coverage and will maintain during the Term insurance coverage in the following minimum amounts per policy period for itself and Sponsor employees: (a) Commercial General Liability insurance against loss or liability in connection with bodily injury, death, or property damage or destruction (including without limitation products liability coverage and contractually liability coverage), $1,000,000 per occurrence for property damage and bodily injury to or death of any one person during any one occurrence, $3,000,000 in the aggregate for all property damage or bodily injury to or death of all persons during any one occurrence, and with reasonable deductible provisions; and (b) Umbrella coverage in an amount of $5,000,000 in the aggregate. Upon request, Sponsor will promptly provide UMB with a certificate or memorandum summarizing its insurance coverage. Sponsor will use reasonable efforts to have UMB listed as an additional insured under such policies.

9.3 Sponsor shall defend, indemnify, and hold harmless UMB, UMB Personnel, UMB Related Organizations, and the State of Maryland, and their respective regents, officers, employees, students, subcontractors, and agents (each individually a “UMB Party”) against any claim, liability, cost, damage, deficiency, loss, expense or obligation of any kind or nature (including without limitation reasonable attorneys’ fees, expert witness fees, court costs and other costs and expenses of litigation at trial and appellate levels) incurred by or imposed upon any UMB Party in connection with any claims, suits, actions, demands or judgments arising directly or indirectly from (a) Sponsor’s use or reporting of the Results; (b) use of any material or equipment provided by Sponsor resulting in a claim of patent infringement or violation of proprietary rights against a UMB Party; and/or (c) Sponsor’s negligence, intentional misconduct, or breach of this Agreement, or that by any Sponsor employee or agent.

9.4 The agreement to defend, indemnify, and hold harmless a UMB Party is conditioned upon: (a) the UMB Party or UMB promptly notifying Sponsor in writing after the UMB Party receives notice of any claim; provided, however, the failure to so notify Sponsor will not relieve Sponsor of any obligation which it may have to a UMB Party under this Agreement or otherwise, to the extent that such failure or delay does not actually and materially prejudice Sponsor; and (b) the UMB Party cooperating with Sponsor in the defense of the claim (but at Sponsor’s expense). The agreement to defend, indemnify, and hold harmless a UMB Party will not apply to the extent that the claim, cost, or liability was solely caused by the negligence or intentional misconduct of that UMB Party. Notwithstanding the foregoing, each UMB Party will have the right to participate at its own expense in the defense of any claims through counsel of its own choosing. Sponsor will not settle any claim in any manner that affects a UMB Party’s rights without that UMB Party’s prior written consent, which will not be unreasonably withheld, conditioned, or delayed.

9.5 UMB and Sponsor further agree that nothing in this Agreement will be interpreted as: (a) a denial to either party of any remedy or defense available to it under the laws of the State of Maryland; (b) the consent of the State of Maryland or its agents, agencies, or instrumentalities to be sued; or (c) a waiver of sovereign immunity or any other governmental immunity of the State of Maryland and UMB beyond the extent of any waiver provided by law.

ARTICLE 10 – CONFIDENTIALITY

Any Confidential Information shall be subject to the terms of Exhibit E.

ARTICLE 11 - PUBLICITY

11.1 Neither Sponsor nor UMB will use the name, seal, logo, trademark, or service mark of the other or the name of any employee, student, or Affiliate (or in the case of UMB, UMB Related Organization) of the other, or any adaptation thereof, in any advertising, promotional, or sales literature without obtaining the prior written consent from the other party (and such consent will not be unreasonably withheld), individual, affiliate or organization, as the case may be, except that consent will not be required where a disclosure is required by applicable law or regulation.

11.2 Each party may publicize the fact that the parties have entered into this Agreement in its business development documentation and/or its website. However, press releases or other public releases of information will be approved in writing by the parties prior to release, except where that disclosure is required by applicable law or regulation.

11.3 UMB does not directly or indirectly endorse any product or service provided or to be provided by Sponsor, its successors, assigns, or sublicensees by entering into this Agreement or otherwise. Sponsor shall not in any way advertise, publicize, or imply that UMB endorses any of those products or services.

ARTICLE 12 - NOTICES

All notices, consents and other communications required or allowed under this Agreement must be in writing and are effective upon receipt: (a) when delivered by hand with proof of delivery; or (b) when received by the addressee after being mailed by registered or certified mail (air mail if mailed overseas), return receipt requested; or (c) when received by the addressee by express delivery service (return receipt requested), in each case addressed to the party at its address set forth below (or to another address that a party may later designate by notice to the other party):

If to UMB:	Associate Vice President, CCT
Office of Research and Development
University of Maryland, Baltimore
620 West Lexington Street, 4th floor
Baltimore, Maryland 21201-1508

Copy to:	University Counsel
University of Maryland, Baltimore
220 Arch Street, Room 03-111
Baltimore, Maryland 21201-1531

If to Sponsor:	Anthony Hayes
Chief Executive Officer
Aikido Pharma Inc.
One Rockefeller Plaza
11th Floor
New York, NY 10020
and by email to:
ahayes@aikidopharma.com

ARTICLE 13 - FEDERAL REQUIREMENTS

13.1 The use and disclosure of technical information acquired pursuant to this Agreement and the use of patent rights under any licenses granted under the terms of this Agreement are subject to the export, assets, and financial control regulations of the United States of America, including, but not limited to, restrictions under regulations of the United States that may be applicable to direct or indirect re-exportation of such technical information or of equipment, products, or services directly produced by use of such technical information. Sponsor is responsible for taking any steps necessary to comply with such regulations.

13.2 If Arising IP is made with equipment or facilities funded in whole or in part by agencies of the United States government or embody or are dependent upon background intellectual property funded in whole or in part by agencies of the United States government, products of Sponsor for use or sale in the United States that embody Arising IP or are produced through the use of Arising IP shall be manufactured substantially in the United States.

ARTICLE 14 - STATE REQUIREMENTS

14.1 Sponsor will not knowingly employ or compensate, directly or indirectly, any UMB Personnel working on matters related to the Project Work or involved in negotiating this Agreement on behalf of UMB, during employment by UMB or for two (2) years thereafter, unless consented in writing by UMB’s President (or his/her designee); provided, however, that nothing in this Section 14.1 will prohibit Sponsor from hiring any UMB Personnel who respond to general employment solicitation not targeted at UMB Personnel, including general advertisement. “Compensation” includes without limitation: stock option or stock purchase agreements, consulting agreements, any other form of agreement, and cash payments. “Employment” includes both uncompensated and compensated service. The Maryland Public Ethics Law (Title 5, General Provisions Article, Annotated Code of Maryland) may apply to a decision by the UMB President in regard to the matter.

14.2 This Article 14 is not intended to prevent UMB Personnel from (a) serving on Sponsor’s scientific advisory board; (b) conducting the Project Work or performing research pursuant to a sponsored research agreement between Sponsor and UMB; or (c) serving as a consultant to or performing any work for Sponsor for a fee. However, all of those cases are subject to and contingent upon compliance with the conflict of interest and other provisions of the Maryland Public Ethics Law, and with applicable policies and procedures of University System of Maryland and UMB, including without limitation those regarding consulting arrangements.

14.3 During the Term, UMB will not knowingly employ or compensate, directly or indirectly, any officers, directors, and employees of Sponsor working on matters related to the Project Work or involved in negotiating this Agreement on behalf of Sponsor, during employment by Sponsor or for two (2) years thereafter, unless consented in writing by Sponsor; provided, however, that nothing in this Article 14 will prohibit UMB from hiring any officer, director, or employee of Sponsor who responds to general employment solicitation not targeted at him or her, including general advertisement.

ARTICLE 15 - INTEGRATION AND SEVERABILITY

15.1 This Agreement, together with any Exhibits specifically referenced and attached, including the MLA (Exhibit B), embodies the entire understanding between Sponsor and UMB. There are no contracts, understandings, conditions, warranties or representations, oral or written, express or implied, with reference to the subject matter of this Agreement that are not merged in this Agreement.

15.2 If any condition or provision in this Agreement is held to be unenforceable by a court of competent jurisdiction, then that condition or provision will be modified to the minimum extent necessary to make it enforceable, unless that modification is not permitted by law, in which case the condition or provision will be disregarded. If an unenforceable condition or provision is modified or disregarded in accordance with this Section, then the rest of the Agreement will remain in effect as written.

ARTICLE 16 - DISPUTE RESOLUTION

16.1 If a dispute between the parties related to this Agreement arises, either party, by notice to the other party, may have the dispute referred to the parties’ respective officers designated below, or their successors, for attempted resolution by good faith negotiations within thirty (30) days after the notice is received. The designated officers are as follows:

For Sponsor: CEO

For UMB: Chief Enterprise and Economic Development Officer and Vice President

16.2 If the designated officers are not able to resolve the dispute within this thirty (30) day period, or any agreed extension, they will confer in good faith with respect to the possibility of resolving the matter through mediation with a mutually acceptable third party or a national mediation organization. If the parties agree to attempt to resolve the matter through mediation, they will participate in any mediation sessions in good faith in an effort to resolve the dispute in an informal and inexpensive manner. All expenses of the mediator will be shared equally by the parties.

16.3 Any applicable statute of limitations will be tolled during the pendency of a dispute resolution procedure initiated under this Agreement. Evidence of anything said or any admission made in the course of any dispute resolution procedure will not be admissible in evidence in any civil action between the parties. In addition, no document prepared for the purpose of, or in the course of, or pursuant to, the dispute resolution procedure, or copy thereof, will be admissible in evidence in any civil action between the parties. However, the admissibility of evidence will not be limited if all parties who participated in the dispute resolution procedure consent to disclosure of the evidence.

16.4 With respect to any dispute that is not resolved pursuant to other provisions of this Article 16, each party consents to the jurisdiction of the Circuit Court of Baltimore City or Anne Arundel County, Maryland for any suit against the other party relating to this Agreement, and agrees to file any such suit in one of those courts.

16.5 No provision of this Agreement will constitute or be construed as a limitation, abrogation, or waiver of any defense or limitation of liability available to the State of Maryland or its units (including without limitation USM and UMB), officials, or employees under Maryland or Federal law, including without limitation the defense of sovereign immunity or any other governmental immunity.

16.6 LIMITATION OF LIABILITY. NO PARTY WILL BE LIABLE TO THE OTHER PARTY FOR ANY INDIRECT, SPECIAL, CONSEQUENTIAL, PUNITIVE OR INCIDENTAL DAMAGES (INCLUDING LOST OR ANTICIPATED REVENUES OR PROFITS RELATING TO THE SAME), ARISING FROM ANY CLAIM RELATING TO THIS AGREEMENT, WHETHER SUCH CLAIM IS BASED ON CONTRACT, TORT (INCLUDING NEGLIGENCE) OR OTHERWISE, EVEN IF A DULY AUTHORIZED REPRESENTATIVE OF SUCH PARTY IS ADVISED OF THE POSSIBILITY OR LIKELIHOOD OF SAME.

ARTICLE 17 - MISCELLANEOUS

17.1 This Agreement is made and will be construed in accordance with the laws of the State of Maryland without regard to the principles of conflicts of laws.

17.2 Neither party may assign, subcontract or otherwise transfer this Agreement in whole or in part without the prior written consent of the other party, which consent shall not be unreasonably withheld. Any assignment, subcontract, or other transfer in violation of this Agreement shall be null and void. Notwithstanding the foregoing, Sponsor acknowledges that UMB intends to subcontract a portion of the Project Work to SilcsBio, LLC (“SilcsBio”). Any subcontract agreement between UMB and SilcsBio for SilcsBio’s performance of the Project Work will contain terms and conditions consistent with the terms and conditions of this Agreement, including, but not limited to, terms requiring SilcsBio to assign to UMB any Arising IP that is invented, discovered, or made solely by employees, agents, or subcontractors of SilcsBio. Sponsor also acknowledges that SilcsBio intends to further subcontract a portion of the Project Work. UMB will ensure that SilcsBio is required to bind such subcontractor to terms and conditions consistent with the terms and conditions of this Agreement. UMB will require that SilcsBio obtain Sponsor’s prior written approval of any further subcontract with a currently unknown subcontractor.

17.3 This Agreement, including Exhibits, may not be amended, nor may any right or remedy of either party be waived, unless the amendment or waiver is in writing and signed by a duly authorized representative of each party.

17.4 Neither party is liable for failure or delay in performing any of its obligations under this Agreement if the failure or delay is required in order to comply with any governmental regulation, request or order, or necessitated by other circumstances beyond the reasonable control of the party so failing or delaying, including but not limited to Acts of God, war (declared or undeclared), insurrection, fire, flood, accident, labor strikes, work stoppage or slowdown (whether or not such labor event is within the reasonable control of the parties), or inability to obtain raw materials, supplies, power or equipment necessary to enable a party to perform its obligations. Each party shall: (a) promptly notify the other party in writing of an event of force majeure, the expected duration of the event and its anticipated effect on the ability of the party to perform its obligations; and (b) make reasonable efforts to remedy the event of force majeure.

17.5 UMB and Sponsor are not (and nothing in this Agreement may be construed to constitute them as) partners, joint venturers, agents, representatives, or employees of the other, nor is there any status or relationship between them other than that of independent contractors. Neither party has any responsibility nor liability for the actions of the other party except as specifically provided in this Agreement. Neither party has any right or authority to bind or obligate the other party in any manner or make any representation or warranty on behalf of the other party.

17.6 This Agreement is not intended to create, and does not create, enforceable legal rights as a third party beneficiary or through any other legal theory on the part of any UMB Personnel or any other person except as expressly provided within this Agreement.

17.7 This Agreement may be signed in duplicate originals. The headings used in this Agreement are for convenience of reference only and do not affect the meaning or construction of this Agreement.

17.8 Each party has participated in the negotiations and drafting for the Agreement. Therefore, in the event of any ambiguity in the wording of this Agreement, the ambiguity shall not be construed against any particular party as the drafter of the ambiguous provision.

17.9  The parties will execute and deliver and cause to be executed and delivered further agreements, instruments, and document and will take further actions as may reasonably be required or appropriate to carry out the terms and conditions of this Agreement.

[Signature page follows]

SIGNATURE PAGE TO SPONSORED RESEARCH AGREEMENT

IN WITNESS WHEREOF, each party has caused this Agreement to be executed by its duly authorized representatives on the dates indicated below.

AIKIDO PHARMA INCORPORATED

By:	/s/ Anthony Hayes

Name: Anthony Hayes

Title: CEO

Date: April 10, 2020

UNIVERSITY OF MARYLAND, BALTIMORE

By:	/s/ Michael A. Rollor, Ph.D.
Michael A. Rollor, Ph.D.
Associate Vice President
Center for Clinical Trials and Corporate Contracts

Date: April 13, 2020

I have reviewed the Agreement and Exhibits and I understand and acknowledge the responsibilities of the Principal Investigator.

/s/ Matthew Frieman, Ph.D.
Matthew Frieman, Ph.D.
Principal Investigator

Date: April 13, 2020

EXHIBIT A

PROJECT WORK

Forward progress of SKI Complex Targeted Broadly Acting Host Directed Anti-Viral Compounds

We have identified a broadly acting pan-viral inhibitory compound with efficacy against multiple viral pathogens in vitro. We have used a yeast screening approach followed by in vitro validation experiments to identify a novel host factor regulating viral replication. Structural analysis of the host protein was used for in silico docking studies to identify potential inhibitory compounds. From this modeling we identified compounds that inhibit replication of multiple viruses in vitro including Influenza virus, SARS-CoV, MERS-CoV, Ebolavirus and Marburg virus. Future work will be to optimize the initial compound (UMB18) and two additional undisclosed hit compounds by structure-based design and synthesis followed by testing compounds for enhanced antiviral activity in vitro. Lead compounds will then be subjected to pharmacokinetic (PK) evaluation and then used in vivo with our influenza virus and coronavirus challenge model of mice to identify novel candidates for IND and clinical trials.

Task 1. In vitro screening of compounds targeting host factors regulating influenza virus and coronavirus replication.

A.	Optimization of analogs of UMB18 and 2 additional scaffolds targeting the SKI complex for antiviral activity against influenza and coronaviruses and perform biological assays to develop comprehensive structure-activity relationships (SAR).
1.	CADD modeling of hit compound analogues to identify critical moieties that effect anti-influenza and anti-coronavirus activity.
2.	Chemical synthesis of designed compounds.
3.	In vitro testing of hit compound analogs, including evaluation against additional viruses that may include influenza virus strains, BSL3 coronaviruses and BSL2 coronaviruses.
4.	2 rounds of SAR based on repeating steps 1 – 3 2x.

Estimated time to completion: 18 months (Months 1 – 18)

Milestones:

a) Chemical analog search of scaffolds 2 and 3, purchase of identified analogs and experimental assays in in vitro GFP Flu model: Completion by month 2

b) Scaffolds 1 and 2 ligand design and synthesis: Completion by month 6

c) Scaffolds 2 and 3 ligand design and synthesis: Completion by month 12

d) Round 2 ligand design scaffolds 1, 2 and 3: Completion by month 18

Task 2. In vivo testing of 5 selected lead compounds in influenza mouse model.

1.	Perform PK study on selected lead compounds in mice to identify half-life and dose timing.
2.	Perform toxicity studies on selected lead compounds to identify maximum allowable dose.
3.	Test lead compounds in influenza virus mouse model. Analysis includes day 2, 4, 7 timepoints to compare virus titer, viral RNA and lung pathology as readouts.
4.	Scale up synthesis and additional lead compound optimization.

Estimated time to completion: 6 months (Months 13 – 18)

Milestones:

a) PK, Tox and scale up synthesis of scaffold 1 and 2 lead compounds: Completion by month 15

b) PK, Tox and scale up synthesis of scaffold 3, influenza mouse model and additional lead optimization of scaffolds 1, 2 and 3: Completion by month 18

Task 3. In vivo testing of selected lead compounds in BSL3 coronavirus mouse model.

1.	Test lead compound in BSL3 coronavirus mouse models (SARS-CoV, SARS-CoV-2).
2.	Analysis includes day 2, 4, 7 timepoints to compare virus titer, viral RNA and lung pathology as readouts (additional parameters depending on phenotype).
3.	Scale up synthesis and additional lead compound optimization.

Estimated time to completion: 6 months (Month 16-24)

Milestones:

a) Scale up synthesis and BSL3 coronavirus mouse models of scaffolds 1, 2 and 3 and Completion by month 20

b) Virus titer, viral RNA and lung pathology on scaffolds 1, 2 and 3: Completion by month 24

During months 13 – 24 additional SAR of lead compounds will be undertaken to improve affinity and PK properties with improved analogs brought into Tasks 2 and 3 as required.

EXHIBIT B

Master License Agreement

EXHIBIT C

BUDGET & PAYMENT SCHEDULE

BUDGET:

	Task 1	Task 2	Task 3
Personnel	$[REDACTED]	$[REDACTED]	$[REDACTED]
Supplies & Materials
Lab Supplies & Testing	$[REDACTED]
Testing, Animals, Materials & Supplies		$[REDACTED]	$[REDACTED]
Core Services			$[REDACTED]
SilcsBio	$[REDACTED]	$[REDACTED]	$[REDACTED]

Total Direct	$[REDACTED]	$[REDACTED]	$[REDACTED]
Indirect ([REDACTED]%)	$[REDACTED]	$[REDACTED]	$[REDACTED]
Total	$[REDACTED]	$[REDACTED]	$[REDACTED]

TOTAL
$[REDACTED]

PAYMENT SCHEDULE:

UMB shall send an initial invoice to Sponsor for [REDACTED] following execution of this Agreement by both parties.

UMB shall invoice Sponsor for [REDACTED] two (2) months from the Effective Date of the Agreement.

UMB shall invoice Sponsor for [REDACTED] six (6) months from the Effective Date of the Agreement.

UMB shall invoice Sponsor for [REDACTED] twelve (12) months from the Effective Date of the Agreement.

UMB shall invoice Sponsor for [REDACTED] fifteen (15) months from the Effective Date of the Agreement.

UMB shall invoice Sponsor for [REDACTED] twenty-four (24) months from the Effective Date of the Agreement.

Sponsor shall make payment as outlined in Article 5 and Exhibit D.

Invoices shall be sent to Sponsor at the following address:

1 Rockefeller Plaza; 11th Floor

New York, NY 10010

EXHIBIT D

PAYMENT INFORMATION

(1)	All payments must be made to University of Maryland, Baltimore (Federal I.D. #52-6002033).

(2)	All payments must reference the name of the PI and the CCT number [REDACTED].

(3)	Payments may be made in any of the following manners:

(a) By check: Payable to “University of Maryland, Baltimore,” and sent to:

University of Maryland, Baltimore

Attention: Sponsored Programs Accounting & Compliance

P.O. Box 41428

Baltimore, Maryland 21203-6428

Fed. ID #52-6002033

(b) By ACH payment:

[REDACTED]

[REDACTED]

[REDACTED]

Bank Account Number: [REDACTED]

ACH Routing Number: [REDACTED]

Beneficiary’s Account Name: [REDACTED]

Reference/Notes: [REDACTED]

(c) By wire transfer or international payment:

[REDACTED]

[REDACTED]

[REDACTED]

Bank Account Number: [REDACTED]

ACH Routing Number: [REDACTED]

Beneficiary’s Account Name: [REDACTED]

Reference/Notes: [REDACTED]

SWIFT Code: [REDACTED]

EXHIBIT E

STANDARD CONFIDENTIALITY PROVISIONS

1. General Restrictions on Use and Disclosure.

1.1 A party (“Provider”) may disclose Confidential Information to the other party (“Recipient”). For a period of five (5) years following the Effective Date, Recipient shall hold the Confidential Information in confidence, and may disclose or use the Confidential Information only as permitted by this Agreement. Recipient shall not use Provider’s Confidential Information for any other purpose without the prior written consent of Provider.

1.2 Recipient shall use the level of care to prevent the unauthorized use or disclosure of Provider’s Confidential Information that Recipient exercises in preventing the unauthorized use or disclosure of its own Confidential Information. Recipient may disclose Provider’s Confidential Information only to its personnel who have a need to know the Confidential Information for the purposes permitted by this Agreement.

1.3 Any Confidential Information that would identify human research subjects or patients shall be maintained confidentially in accordance with applicable law.

2. Permitted Use and Disclosure.

2.1 The confidentiality obligations created by this Agreement shall not apply, and the Recipient may disclose or use Provider’s Confidential Information, if and to the extent that: (a) the Confidential Information has already been released to the public (other than through Recipient’s breach of this Agreement, any other agreement, or applicable law, or any unauthorized act by the Recipient); (b) the Confidential Information was already in the possession of Recipient at the time of the disclosure (other than pursuant to a confidential disclosure agreement or any unauthorized act by Recipient); (c) the Confidential Information is or was developed by Recipient independent of and with no reliance upon Confidential Information of Provider or any other information furnished to Recipient by Provider under obligation of confidentiality; (d) the disclosure or use is reasonably necessary to fulfill or comply with requirements of governmental authorities having jurisdiction, including without limitation the U.S. Securities and Exchange Commission, National Institutes of Health, Food and Drug Administration, and Patent and Trademark Office, and foreign equivalents of the foregoing; or (e) disclosure is required by law.

2.2 In the event of disclosure pursuant to clauses (d) or (e) of Section 2.1, Recipient shall make a reasonable effort to give Provider prior written notice of disclosure. Recipient, consistent with its counsel’s advice, shall take reasonable and lawful actions to obtain confidential treatment for disclosed Confidential Information of the Provider and to minimize the extent of the disclosure, or allow Provider the opportunity to take those actions. In the event of a dispute as to the applicability of this Section 2, the burden of proof shall be upon the Recipient to demonstrate permissibility of disclosure or use.

3. Markings and Legends. Provider shall use reasonable efforts to mark all Confidential Information disclosed to Recipient as “Confidential.” If the Confidential Information is not in written or tangible form and marked “Confidential” when disclosed, Provider shall use reasonable efforts to summarize the information in writing, marked as “Confidential,” and to provide the summary to Recipient within thirty (30) days after disclosure of the Confidential Information to Recipient. To the extent Recipient has actual knowledge that information is Confidential Information, failure to meet the marking requirements shall not affect Recipient’s confidentiality obligations under this Agreement.

4. UMB Practices. UMB is an educational institution with practices for protection of Confidential Information which may differ from Sponsor’s standards and practices. UMB shall only be required to use reasonable efforts to protect the confidentiality of Sponsor’s Confidential Information in a manner consistent with the efforts used by UMB to protect its own confidential information. Provided that those efforts are made, UMB, UMB employees, students, and trainees, and other persons using UMB facilities, shall not be liable in the event of disclosure or use of Sponsor’s Confidential Information.

5. Public Information Act. This Agreement and Confidential Information provided to UMB under this Agreement is a public record when in the possession of UMB, which may be subject to inspection pursuant to § 4-101 et seq., General Provisions Article, Annotated Code of Maryland (the “Public Information Act”). If Sponsor asserts that any Confidential Information provided to UMB under this Agreement is a trade secret, confidential financial information, or confidential commercial information which is exempt from disclosure under § 4-335 of the Public Information Act, then UMB shall assert in response to any such request that inspection should be denied, unless UMB determines on the advice of its counsel that Sponsor’s position is not reasonable.

6.  Government and Sponsor Rights. UMB’s Confidential Information may have been developed under a grant or contract or in collaboration with the government of the United States, the government of the State of Maryland, or other entities or research sponsors. The entities or sponsors may have rights in UMB’s Confidential Information and may have the right to license or use UMB’s Confidential Information. UMB shall provide Sponsor with further information about any sponsor’s rights if Sponsor requests this information in writing, subject to confidentiality obligations.

7. Export Control Laws. To the best of its knowledge, the Discloser shall notify the Recipient, prior to disclosing any Confidential Information, whether the information being disclosed is subject to any restrictions or controls imposed by the Arms Export Control Act; the Export Administration Act of 1979; the International Traffic in Arms Regulations; the Export Administration Regulations; or any other rules or regulations pertaining to restrictions on use or disclosure of goods, information, or technology, of any applicable governmental agency (collectively, the “Export Control Laws”). Recipient shall use reasonable efforts to prevent Confidential Information and any direct product thereof from being used for any purpose prohibited by the Export Control Laws, and to cause uses of that Confidential Information to comply with the Export Control Laws. In addition, Recipient shall obtain the express written consent of Discloser prior to export of any technical data or products received. That written consent does not constitute governmental license or authorization.

8. Return or Destruction of Confidential Information. Upon expiration or termination of this Agreement for any reason, each party shall either return or destroy the other party’s Confidential Information, together with all copies and other forms of reproduction, and shall provide written notice of the same to the other party. However, each party may retain one copy of the other party’s Confidential Information subsequent to its return in the event of any question or dispute concerning a party’s obligations under this Agreement. Each party agrees that termination of this Agreement does not alter the five (5) year obligation of confidentiality set forth in this Exhibit D.

9. Sponsor Affiliates. In the event of any disclosure of Confidential Information to a Sponsor Affiliate, Sponsor and any such Sponsor Affiliate shall be jointly and severally liable for all of Sponsor’s and Sponsor Affiliates’ obligations with respect to this Agreement. Sponsor shall promptly identify to UMB by name and address all Sponsor Affiliates to whom Sponsor has disclosed Confidential Information.